Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BEA SYSTEMS, INC.,

CARDINAL ACQUISITION CORP.,

CROSSLOGIX, INC.,

KENNETH SCHROEDER,

AND

MARK MORICONI

JANUARY 28, 2003

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of January 28, 2003 (the “Agreement”), by and among BEA Systems, Inc. (“Acquiror”), a Delaware corporation, Cardinal Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Acquiror, CrossLogix, Inc. (the “Company”), a California corporation, and Kenneth Schroeder and Mark Moriconi (each a “Principal Shareholder,” and collectively the “Principal Shareholders”). Certain capitalized terms used in this Agreement are defined in Exhibit A hereto.

RECITALS

WHEREAS, the Boards of Directors of Acquiror, Merger Sub and the Company each have determined that the acquisition of the Company by Acquiror through the statutory merger of Merger Sub with and into the Company (the “Merger”) is in the best interests of their respective companies, stockholders and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have approved and adopted this Agreement and approved the transactions contemplated by this Agreement;

WHEREAS, the Boards of Directors of Merger Sub and the Company have determined to recommend that the stockholders of Merger Sub and the shareholders of the Company adopt and approve this Agreement and approve the transactions contemplated by this Agreement;

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the capital stock of the Company shall be converted into the right to receive the consideration set forth herein or cancelled as set forth in Section 3.1(e);

WHEREAS, a portion of the consideration otherwise payable by Acquiror in connection with the Merger shall be placed in escrow by Acquiror as security for the indemnification obligations set forth in this Agreement;

WHEREAS, the Company and the Principal Shareholders, on the one hand, and Acquiror and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, (i) the Voting Shareholders (as defined in Section 7.4(b) hereto) of the Company are executing and delivering to Acquiror a Voting Agreement in substantially the form attached hereto as Exhibit B in which each such Voting Shareholder will agree to vote all shares of capital stock of the Company owned by such Voting Shareholder in favor of the approval of principal terms of the Agreement and the Merger, together with an irrevocable proxy; and (ii) Moriconi (as defined in Section 7.10 hereto) is executing and delivering to Acquiror an Employment and Noncompetition Agreement in substantially the form attached hereto as Exhibit C.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into the Company, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of the Surviving Corporation shall remain “CrossLogix, Inc.” Without limiting the generality of the foregoing, at the Effective Time, all property, rights, powers, privileges and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Acquiror.

1.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304, at 10:00 a.m. local time on the next business day following satisfaction or waiver of all closing conditions set forth in Article 8, or such later date or time as the parties hereto may agree in writing (the “Closing Date”). In connection with the Closing, the parties hereto shall cause the Merger to be consummated by duly filing (i) a properly executed certificate of merger in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”), together with any required officers’ certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware General Corporation Law, and (ii) properly executed agreement of merger in substantially the form attached hereto as Exhibit E (the “Agreement of Merger”), together with any required officers’ certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of the California General Corporations Law (the “CGCL”). When used in this Agreement, the term “Effective Time” shall mean the later of: (i) the date and time at which the Agreement of Merger have been accepted for filing by the Secretary of State of the State of California or such later time as is provided in the Agreement of Merger.

ARTICLE 2

THE SURVIVING CORPORATION

2.1 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by the CGCL and such articles of incorporation; provided that as of the Effective Time, the Company’s articles of incorporation shall be amended substantially as set forth in Exhibit A to the Certificate of Merger.

2.2 Bylaws. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the CGCL and such bylaws; provided that as of the Effective Time, the Company’s bylaws shall be amended substantially as set forth in the form attached hereto as Exhibit F (the “Bylaws”).

2.3 Directors and Officers of Surviving Corporation. The directors of the Company shall resign effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial and only officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE 3

EFFECT OF MERGER ON CAPITAL STOCK

3.1 Effect of Merger on Capital Stock.

        (a) For purposes of this Agreement, the following terms shall have the following respective meanings:

                (i) “Adjustment Amount” shall mean the sum of the following, as adjusted by Section 9.11(b) hereof: the Company Sale Bonus Amount (as defined in Section 3.1(a)(ix) hereof), the Estimated Third Party Expenses (as defined in Section 3.1(a)(xxi) hereof), the Company Severance Amount (as defined in Section 3.1(a)(xvi) hereof), and the Closing Costs (as defined in Section 3.1(a)(ii) hereof), including, without limitation, those Closing Costs set forth on Schedule 3.1(a)(ii) hereof.

                (ii) “Closing Costs” shall mean liabilities and obligations that are contingent upon, or will occur or accelerate as a result of, the Closing, and including, but not limited to, facility lease termination payments and other potential closure costs, equipment and other lease termination payments and any payments resulting from agreed upon early termination of contracts (including non-cancelable purchase commitments) as set forth on Schedule 3.1(a)(ii) hereof, other than the Company Sale Bonus Amount and Estimated Third Party Expenses.

                (iii) “Company Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

                (iv) “Company Common Stock” shall mean shares of common stock, $0.001 par value per share, of the Company.

                (v) “Company Common Shareholder” shall mean a holder of Company Common Stock, each of whom is listed on Schedule 4.3(a) of the Disclosure Schedule hereto, along with the number of shares held by each such holder.

                (vi) “Company Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), liabilities, operations, results of operations, condition (financial or otherwise), or capitalization of the Company; provided, however, that any adverse change directly attributable to conditions affecting the industry in which the Company has material operations as a whole or the U.S. economy as a whole shall not be deemed a Company Material Adverse Effect so long as such conditions do not adversely affect the Company in a manner disproportionate to other companies in the same industry.

                (vii) “Company Preferred Stock” shall mean the Company Series A, Series B and Series C Preferred Stock, taken together.

                (viii) “Company Preferred Shareholder” shall mean a holder of Company Preferred Stock.

                (ix) “Company Sale Bonus Amount” shall mean an aggregate of $1,186,265.31 paid in accordance with Schedule 3.1(a)(ix) hereof.

                (x) “Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.

                (xi) “Company Series A Preferred Shareholder” shall mean a holder of Company Series A Preferred Stock, each of whom is listed on Schedule 4.3(a) of the Disclosure Schedule hereto.

                (xii) “Company Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Company.

                (xiii) “Company Series B Preferred Shareholder” shall mean a holder of Company Series B Preferred Stock, each of whom is listed on Schedule 4.3(a) of the Disclosure Schedule hereto.

                (xiv) “Company Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.001 per share, of the Company.

                (xv) “Company Series C Preferred Shareholder” shall mean a holder of Company Series C Preferred Stock, each of whom is listed on Schedule 4.3(a) of the Disclosure Schedule hereto.

                (xvi) “Company Severance Payments” shall mean any payments to employees for agreed severance in connection with the Merger listed on Schedule 3.1(a)(xvi) of the Disclosure Schedule (not including any amounts included in the Company Sale Bonus Amount).

                (xvii) “Company Stock Options” shall mean all issued and outstanding options (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire Company Stock (whether or not vested) held by any person or entity, each of whom are listed on Schedule 4.3(a) of the Disclosure Schedule, along with the number of shares of Company Stock subject to each such option held by such person or entity.

                (xviii) “Company Warrants” shall mean any issued and outstanding warrants to purchase Company Stock that are not exercised or cancelled prior to the Effective Time, each of which is listed on Schedule 4.3(a) of the Disclosure Schedule.

                (xix) “Escrow Agent” shall mean Zions First National Bank, or another institution acceptable to Acquiror and the Shareholders’ Agent.

                (xx) “Escrow Amount” shall mean an amount of cash equal to $1,000,000.

                (xxi) “Estimated Third Party Expenses” shall mean the entire amount of Third Party Expenses (as defined in Section 10.3(a) hereof) paid or payable by the Company estimated as of the Closing Date by the Company in good faith and based on reasonable assumptions as set forth on Schedule 3.1(a)(xxi).

                (xxii) “Excess Third Party Expenses” shall mean any Third Party Expenses in excess of the Estimated Third Party Expenses, if any.

                (xxiii) “GAAP” shall mean United States generally accepted accounting principles.

                (xxiv) “Key Employees” shall mean the employees listed in Schedule 7.10 hereof.

                (xxv) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

                (xxvi) “Multiemployer Plan” shall mean any Pension Plan (as defined herein) that is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

                (xxvii) “Principal Shareholder Escrow Amount” shall mean an amount of cash equal to $133,003.83 in the aggregate, paid by the Principal Shareholders pursuant to their employment agreements, as amended.

                (xxviii) “Principal Shareholder Pro Rata Portion” shall mean, with respect to each Principal Shareholder, one-quarter of the total amount of Company Sale Bonus Amount payable to such Principal Shareholder.

                (xxix) “Preferred Shareholder Pro Rata Portion” shall mean, with respect to each Company Preferred Shareholder, the quotient obtained by dividing: (i) the aggregate amount of Total Consideration issuable pursuant to Section 3.1(b) to such Company Preferred Shareholder as of the Effective Time by (ii) the aggregate amount of Total Consideration; provided however, prior to calculation of the Preferred Shareholder Pro Rata Portion, the number of shares of Company Series C Preferred Stock held by each Company Series C Preferred Shareholder shall be multiplied by 1.1 (the “Adjusted Series C Shares”) and the aggregate number of shares of Company Preferred Stock used in calculating the Pro Rata Portion shall be as set forth in Schedule 3.1(a)(xxix) (the “Adjusted Total Preferred Stock”).

                (xxx) “Pro Rata Portion” shall mean, with respect to each Company Preferred Shareholder, the quotient obtained by dividing (i) the product obtained by multiplying (A) the Preferred Shareholder Pro Rata Portion for such Preferred Shareholder by (B) 1,000,000, by (ii) the sum of the Escrow Amount and the Principal Shareholder Escrow Amount, and, with respect to each Principal Shareholder, the quotient obtained by dividing: (x) the Principal Shareholder Pro Rata Portion of such Principal Shareholder by (y) the sum of the Escrow Amount and the Principal Shareholder Escrow Amount.

                (xxxi) “Shareholder” shall mean any holder of any Company Stock immediately prior to the Effective Time.

                (xxxii) “Total Consideration” shall mean an amount equal to $8,900,000, plus or minus, as applicable, the Adjustment Amount, in accordance with Section 9.11 hereof.

                (xxxiii) “Total Outstanding Shares” shall mean the aggregate number of shares of Company Stock (including Company Stock Options, Warrants and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, shares of Company Stock on an as-converted, exercised or exchanged to Company Stock basis) issued and outstanding immediately prior to the Effective Time.

        (b) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of the Company Stock, each outstanding share of Company Stock (excluding any Dissenting Shares (as defined in Section 3.2 hereof)), upon the terms and subject to conditions set forth in this Section 3.1 and throughout this Agreement, including, without limitation, the escrow provisions set forth in Article 9 hereof, will be cancelled and extinguished and be converted automatically into the right to receive (and with regard to Company Warrants only to the extent such Company Warrants are exercised prior to the Effective Time), upon surrender of the certificate representing such shares of Company Stock (the “Certificate”), such portion of the Total Consideration (the “Merger Consideration”), if any, as set forth below in Sections 3.1(b)(i) and (ii).

                (i) Each holder of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive that portion of the Total Consideration equal to the product obtained by multiplying the Total Consideration by a fraction: (x) the numerator of which equals the number of shares of Company Preferred Stock or, in the case of the Company Series C Preferred Shareholders, the Adjusted Series C Shares, owned by such holder immediately prior to the Effective Time and (y) the denominator of which equals the Adjusted Total Preferred Stock, representing the issued and outstanding shares of Company Preferred Stock immediately prior to the Effective Time.

                (ii) Pursuant to the representation set forth in Section 4.3(e) hereof, no portion of the Total Consideration will be paid or payable to the holders of shares of Company Common Stock issued and outstanding.

        (c) The Company, and on its behalf Acquiror and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are properly deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (d) In the event that any Company Preferred Shareholder has outstanding loans from the Company as of the Effective Time, the amount of Total Consideration payable to such Company Preferred Shareholder pursuant to this Section 3.1 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such Company Preferred Shareholder’s loans as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 3.1(d).

        (e) No Company Stock Options, including without limitation any Company Stock Options outstanding under the Company’s Amended and Restated 1997 Stock Option Plan (the ”Company Stock Option Plan”), shall be assumed by Acquiror, and the Company agrees to take all action necessary to effect the termination of all Company Stock Options at the Effective Time in accordance with their terms, including but not limited to, the giving of any notice required under any agreements relating to the Company Stock Options. No outstanding Company Warrants shall be assumed by Acquiror, and the Company agrees to take all action necessary to arrange for each of the Company Warrants to be exercised or cancelled and extinguished at, or prior to, the Effective Time, including, but not limited to, the giving of any notice required under any agreements relating to the Company Warrants.

        (f) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the common stock, no par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the common stock of the Surviving Corporation.

3.2 Dissenting Shares.

        (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Stock held by a holder who has not effectively withdrawn or lost such holder’s dissenters’ rights under Chapter 13 of the California Corporations Code (“California Law”), (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive that portion of the

Total Consideration for Company Stock set forth in Section 3.1 hereof, but the holder thereof shall only be entitled to such rights as are provided by California Law.

        (b) Notwithstanding the provisions of Section 3.2(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under California Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be cancelled, extinguished and represent only the right to receive that portion of the Total Consideration as set forth in Section 3.1 hereof, without interest thereon, and subject to the escrow provisions of Article 9 hereof, upon surrender of the certificate representing such shares.

        (c) The Company shall give Acquiror (i) prompt notice of any written demand for appraisal received by the Company pursuant to California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Acquiror or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses, (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Acquiror shall be entitled to recover, subject to the terms of Article 9 hereof, the amount of such Dissenting Share Payments without regard to the Damage Threshold (as defined in Section 9.3 hereof).

3.3 Surrender of Certificates.

        (a) The Corporate Secretary of Acquiror, or an institution selected by Acquiror, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

        (b) Within three (3) business days following the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article 3, the amount of the Total Consideration payable pursuant to Section 3.1 hereof in exchange for outstanding shares of Company Stock; provided, however, that, on behalf of the Company Preferred Shareholders, Acquiror shall deposit into the Escrow Fund (as defined in Section 9.2 hereof) a portion of the Total Consideration equal to the Escrow Amount, otherwise payable to the Company Preferred Shareholders pursuant to Section 3.1 hereof. Each Company Preferred Shareholder shall be deemed to have contributed his or her Company Preferred Shareholder’s Pro Rata Portion of the Escrow Amount to the Escrow Fund.

        (c) Immediately following the Effective Time, Acquiror shall pay the Company Sale Bonus Amounts in accordance with Schedule 3.1(a)(ix) and, on behalf of the Company, Acquiror shall deposit into the Escrow Fund a portion of the Company Sale Bonus Amount equal to the Principal Shareholder Pro Rata Portion of each Principal Shareholder, otherwise payable to the Principal Shareholders pursuant to Section 3.1(a)(ix) hereof. Each Principal Shareholder shall be deemed to have contributed his Principal Shareholder Pro Rata Portion of the Principal Shareholder Escrow Amount to the Escrow Fund.

        (d) On or after the Closing Date (but in no event later than eight (8) business days after the Effective Time), Acquiror shall or shall cause the Exchange Agent to, mail a letter of transmittal, in the form attached hereto as Exhibit G (the “Letter of Transmittal”), to each Company Preferred Shareholder at the address set forth opposite each such Company Preferred Shareholder’s name on the

Spreadsheet (as defined in Section 7.16 hereof). After receipt of such Letter of Transmittal, the Company Preferred Shareholders will surrender the certificates representing their shares of Company Stock to the Exchange Agent for cancellation together with a duly completed and validly executed Letter of Transmittal. Upon surrender of a stock certificate representing shares of the Company Stock for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Acquiror, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 3.3(e) hereof, the holder of such stock certificate shall be entitled to receive from the Exchange Agent in exchange therefor, the amount of the Total Consideration (less the portion of the Total Consideration to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 3.3(b) hereof and Article 8 hereof) to which such holder is entitled pursuant to Section 3.1(b) hereof, and all stock certificates so surrendered shall be cancelled. Until so surrendered, each stock certificate representing shares of Company Stock outstanding after the Effective Time will be deemed from and for all corporate purposes thereafter, to evidence only the right to receive the portion of the Total Consideration for which such shares of Company Stock shall have been so exchanged. No payments of any portion of the Total Consideration will be made until the holder of Company Stock surrenders his, her or its stock certificate(s) pursuant hereto.

        (e) If any portion of the Total Consideration is to be issued in a name other than that in which the Company stock certificate surrendered in exchange therefor is registered, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

        (f) Notwithstanding anything to the contrary in this Section 3.3, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.4 No Further Ownership Rights in Company Stock. The payment of the Total Consideration paid in respect of the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any stock certificates representing shares of Company Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 3.

3.5 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 3.1 hereof; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the Company Preferred Shareholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Acquiror, against any claim that may be made against Acquiror or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

3.6 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Acquiror, Merger Sub, and the officers and directors of the Company, Acquiror and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND

THE PRINCIPAL SHAREHOLDERS

Except as specifically set forth in the disclosure schedule delivered by the Company and the Principal Shareholders to Acquiror at or prior to the execution of this Agreement (the “Company Disclosure Schedule”), the parts of which are numbered to correspond to the Section numbers of this Agreement, the Company and, severally and not jointly to his or its knowledge, each of the Principal Shareholders, hereby represent and warrant to Acquiror and Merger Sub:

4.1 Due Organization; Good Standing; Authority; Binding Nature of Agreements.

        (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; (iii) to perform its obligations under all Company Contracts; and (iv) to enter into and perform all of its obligations under the Transactional Agreements to which it is a party.

        (b) Except as set forth on Section 4.1(b) of the Company Disclosure Schedule, the Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or name other than the name set forth in its certificate of incorporation, as amended.

        (c) Except as set forth on Section 4.1(c) of the Company Disclosure Schedule, the Company is duly qualified and in good standing (as appropriate) as a foreign corporation in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify and be in good standing would not have a Company Material Adverse Effect. Section 4.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each jurisdiction in which the Company has an officer or a paid representative (employee or consultant) or owns or leases property and of each jurisdiction in which the Company is qualified to do business.

        (d) Neither the Company nor any of the shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company’s business or affairs.

        (e) Except as set forth on Section 4.1(e) of the Company Disclosure Schedule, the Company has no subsidiaries, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity.

        (f) Each of the Transactional Agreements to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally; and (ii) general principles of equity.

4.2 Articles of Incorporation and Bylaws; Records.

        (a) The Company has delivered to Acquiror accurate and complete copies of: (i) the Company’s articles of incorporation and bylaws, including all amendments thereto; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, and any predecessor thereto, and the board of directors of the Company, and any predecessor thereto. There have been no meetings or other proceedings of the shareholders, or any predecessor thereto, or the board of directors of the Company, or any predecessor thereto, that are not reflected in such minutes or other records.

        (b) There has not been any violation of any of the provisions of the Company’s articles of incorporation or bylaws or of any resolution adopted by the shareholders or the Company’s board of directors, and to the knowledge of the Company no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

        (c) Except as set forth on Section 4.2 of the Company Disclosure Schedule, the minute books of the Company (copies of which have been provided to Acquiror) are accurate, up to date and complete in all respects, and such minute books of the Company and any predecessor thereto are in the actual possession and direct control of the Company.

4.3 Capitalization; Ownership of Stock. As of the date of this Agreement:

        (a) The authorized capital stock of the Company consists of 28,800,000 shares of Company Common Stock and 15,800,000 shares of Company Preferred Stock, of which 5,000,000 shares are designated Company Series A Preferred Stock, 3,500,000 shares are designated Company Series B Preferred Stock and 7,300,000 shares are designated Company Series C Preferred Stock. As of the date of this Agreement, the outstanding capital of the Company consists of (i) 2,984,251 shares of Common Stock, (ii) 4,982,000 shares of Company Series A Preferred Stock, (iii) 3,333,335 shares of Company Series B Preferred Stock and (iv) 7,268,211 shares of Company Series C Preferred Stock. All of such Company Stock and options are owned of record by the shareholders and optionholders, respectively, free and clear of any Encumbrances imposed by the Company. Section 4.3(a) of the Company Disclosure Schedule includes (x) a list of all Company Stock Options as of the date hereof, including the name of each holder of Company Stock Options, the date of grant, the number of shares of Company Stock subject to such options, the vesting commencement date, the vesting schedule and the exercise date, if any, including the number of shares issued, (y) a list of all shareholders and the number of shares of Company Stock held thereby, in each case indicating which of such stock is restricted stock, and (z) a list of all Company Warrants as of the date hereof, including the name of each holder of Company Warrants, the date of issuance, the number of shares of Company Stock subject to such warrants, the vesting commencement date, the vesting schedule and exercise date, if any, including the number of shares issued.

        (b) All of the shares of Company Stock currently outstanding (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements.

        (c) Except as described in Section 4.3(a) of the Company Disclosure Schedule, there is no (i) outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

        (d) Since December 31, 2001, the Company has neither repurchased, redeemed or otherwise reacquired, and has not agreed, committed or offered (in writing or otherwise) to reacquire, any shares of capital stock or other securities. Any securities reacquired by the Company were (or will have been) reacquired in full compliance with the applicable provisions of all applicable Legal Requirements.

        (e) The Total Consideration is insufficient to permit the payment of cash consideration to the holders of the Company Preferred Stock in an amount equal to such holders’ aggregate liquidation preference attributable to such shares of Company Preferred Stock as contemplated by the articles of incorporation of the Company, and is insufficient to permit the payment of any cash consideration to the holders of the Company Common Stock pursuant to the articles of incorporation of the Company after payment to holders of Company Preferred Stock.

4.4 Financial Statements.

        (a) The Company has delivered to Acquiror the following financial statements and notes (collectively, the “Financial Statements”), which are attached hereto as Exhibit H:

(i) the audited balance sheet of the Company as of December 31, 2001, and the related audited statements of operations, changes in shareholders’ equity and fund balance and cash flows of the Company for the one-year period ending as of December 31, 2001, together with the notes thereto; and

(ii) the unaudited balance sheets of the Company as of December 31, 2002 (the “Unaudited Interim Balance Sheet”) and related unaudited statements of operations, for the twelve months then ended.

        (b) Subject to the representations made in this Section 4.4, all of the Financial Statements are accurate and complete in all material respects. The Financial Statements are in accordance with the books and records of the Company, present fairly the financial position of the Company as of the respective dates thereof and the results of operations and, with respect to the unaudited Financial Statements, changes in shareholders’ equity and fund balance and cash flows of the Company for the respective periods covered thereby, and have been prepared in conformity with GAAP, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments, the effect of which will not be material and the absence of notes and statements of cash flows and changes in shareholders’ equity.

        (c) At the date of the Unaudited Interim Balance Sheet, (i) the Company had no Liabilities of any nature required by GAAP to be provided for in such Unaudited Interim Balance Sheet which were not provided for, (ii) the Company had no Liabilities of any nature which were not required by GAAP to be provided for in the Unaudited Interim Balance Sheet, and (iii) all reserves established by the Company and set forth in the Unaudited Interim Balance Sheet were adequate in all material respects for the purposes for which they were established.

        (d) Except as set forth in Section 4.4(d) of the Company Disclosure Schedule, the Company has no Liabilities in excess of $15,000 individually or $35,000 in the aggregate, except for (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable incurred and accrued by the Company in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet; and (iii) fees and expenses associated with the transactions contemplated hereby (such fees and expenses to be subject to Article 9 hereof).

4.5 Absence of Changes. Except as set forth in Section 4.5 of the Company Disclosure Schedule, from the date of the Unaudited Interim Balance Sheet to the date of this Agreement:

        (a) there has not been any Company Material Adverse Effect, and no event has occurred that likely would have a Company Material Adverse Effect;

        (b) there has not been any material loss, damage or destruction to any of the Company’s assets not covered by insurance;

        (c) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, except for the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, which repurchases are reflected in the Company Disclosure Schedules delivered in accordance with Section 4.3(d) hereof;

        (d) the Company has not sold or otherwise issued any shares of capital stock or any other securities, except pursuant to the Company Stock Option Plan or upon exercise or conversion of exercisable or convertible securities which exercises and conversions are reflected in the Company Disclosure Schedules delivered in accordance with Section 4.3 hereof;

        (e) the Company has not amended its articles of incorporation or bylaws and has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (f) the Company has not purchased or otherwise acquired any asset from any other Person, except for assets acquired by the Company in the Ordinary Course of Business;

        (g) the Company has not leased or licensed any asset from any other Person, except for assets leased or licensed in the Ordinary Course of Business;

        (h) the Company has not made any individual capital expenditure, measured by invoice amount, in excess of $15,000;

        (i) the Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for software licenses entered into by the Company in the Ordinary Course of Business;

        (j) the Company has not written off as uncollectible, or established any reserve with respect to, any account receivable or other indebtedness;

        (k) the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

        (l) the Company has not made any loan or advance to any other Person, including without limitation, any shareholder (excluding routine advances to employees and consultants for expenses not exceeding $3,000 in any individual case or $15,000 in the aggregate);

        (m) the Company has not (i) established or adopted any Plan or (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than salary increases for non-officer employees in the Ordinary Course of Business and consistent with the Company’s review and compensation practices then in force and the Company has not adopted any review or compensation policies;

        (n) the Company has not entered into, and neither the Company nor any of the assets owned or used by the Company has become bound by, any Contract, except in the Ordinary Course of Business;

        (o) no Contract by which the Company or any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated, except in the Ordinary Course of Business;

        (p) there has been no borrowing or agreement to borrow by the Company or change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of the Company (other than endorsements of checks and indemnities and warranties entered into in the Ordinary Course of Business), and the Company has not incurred, assumed or otherwise become subject to any Liabilities, other than Liabilities incurred by the Company in the Ordinary Course of Business;

        (q) the Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that (i) are reflected as current liabilities in the Unaudited Interim Balance Sheet or have been incurred by the Company since the date thereof in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

        (r) the Company has not forgiven any debt or otherwise released or waived any right or claim;

        (s) the Company has not changed any of its methods of accounting or accounting practices in any respect (except as required by GAAP);

        (t) the Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

        (u) the Company has not agreed or committed (in writing or otherwise) to take any of the actions referred to in clauses (c) through (t) above.

4.6 Title to Assets; Equipment; Real Property, Leases.

        (a) The Company owns, and has good, valid and marketable title to, all assets it purports to own, including (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets acquired by the Company since the date of the Unaudited Interim Balance Sheet; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. All of said assets are owned by the Company free and clear of any Encumbrances, except liens for current taxes and assessments not delinquent and minor Encumbrances that have arisen in the Ordinary Course of Business that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

        (b) Section 4.6(b) of the Company Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible and intangible assets owned by or leased to the Company.

        (c) To the knowledge of the Company, each asset identified in Section 4.6(b) of the Company Disclosure Schedule (i) is free of defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); (ii) complies in all respects, and is being operated and otherwise used in full compliance, with all applicable Legal Requirements; and (iii) is adequate in all respects for the uses to which it is being put.

        (d) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 4.6(d) of the Company Disclosure Schedule (the “Leased Premises”). Section 4.6(d) of the Company Disclosure Schedule provides an accurate and complete summary description of the premises covered by said leases and the facilities located on such premises. The Company enjoys peaceful and undisturbed possession of such premises. The Company has delivered to Acquiror complete copies of all such leases. The Company has no further obligations or liabilities to any Persons in connection with or arising from its occupancy of the Leased Premises, including any lease payments or restoration obligations.

        (e) The Company does not have any tangible personal property assets that are being leased or licensed to the Company with respect to which annual lease or license payments exceed $10,000.

        (f) All leases pursuant to which the Company leases real property are valid and effective in accordance with their respective terms and, to the Company’s knowledge, there exists no default thereunder or occurrence or condition (other than the passage of time) which could result in a default by the Company thereunder or termination thereof.

4.7 Bank Accounts. Section 4.7 of the Company Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

        (a) the name and location of the institution at which such account is maintained;

        (b) the name in which such account is maintained and the account number of such account;

        (c) a description of such account and the purpose for which such account is used;

        (d) the balance in such account as of January 27, 2003; and

        (e) the names of all individuals authorized to draw on or make withdrawals from such account.

There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

4.8 Receivables; Customers.

        (a) The Company has made available to Acquiror a list of all accounts receivable of the Company as of the Unaudited Interim Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

        (b) All of the Company’s accounts receivable arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied, and are collectible except to the extent of reserves therefor set forth in the Unaudited Interim Balance Sheet or, for receivables arising subsequent to December 31, 2002, as reflected on the books and records of the Company (which are prepared in accordance with GAAP consistently applied). No person has any Lien on any of the Company’s accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.

4.9 Accounts Payable. Section 4.9 of the Company Disclosure Schedule (i) provides an accurate and complete breakdown and aging of the Company’s accounts payable as of January 27, 2003 and (ii) provides an accurate and complete breakdown of the Company’s long term debt as of the date of this Agreement.

4.10 Proprietary Assets.

        (a) Section 4.10(a) of the Company Disclosure Schedule sets forth each of the following Proprietary Assets owned by or licensed to the Company or otherwise used in connection with the Company’s business: all United States and foreign (i) patent and patent applications; (ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright registration; and (iv) any other such Proprietary Asset that is the subject of an application to, or certificate or registration issued by, any state, government or other public legal authority, except mass market, commercially available software subject to a “shrink wrap” or “clickable” or equivalent license unless such software is embedded with or shipped with the CrossLogix 3.2 product.

        (b) Except as set forth on Section 4.10(b) of the Company Disclosure Schedule, all material designs, drawings, specifications, schematics, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Proprietary Assets of the Company at any stage of their development (with the exception of mass market, commercially available software subject to a “shrink wrap” or “clickable” or equivalent license unless such software is embedded with or shipped with the CrossLogix 3.2 product and those licenses set forth on Section 4.10(b) of the Company Disclosure Schedule) were written, developed and created solely and exclusively by employees of the Company without violation of any proprietary information, confidentiality, employment or similar agreement entered into by such employee with any third party and without the assistance of any third party or entity, or were created by third parties who assigned ownership of their rights to the Company by means of valid and enforceable consultant confidentiality and invention assignment agreements, true and complete copies of which have been delivered to Acquiror. The Company has taken reasonable measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset that is owned by or licensed to the Company or that is otherwise used in connection with the Company’s business.

        (c) Except as set forth on Section 4.10(c)(i) of the Company Disclosure Schedule, the Company has not granted any third party any right to manufacture, reproduce, license, use, distribute, market or exploit any of its Proprietary Assets or any adaptations, translations, or derivative works based on the Proprietary Assets or any portion thereof. Except as set forth on Section 4.10(c)(ii) of the Company Disclosure Schedule, no Company Proprietary Asset is a “derivative work” of any original work currently owned by a third party as the term “derivative work” is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

        (d) All current and former employees and consultants of the Company have executed a Proprietary Information and Inventions Agreement substantially in the form attached as Exhibit I (the “Proprietary Information and Inventions Agreement”). Such agreements constitute valid and binding obligations of the Company and such person, enforceable in accordance with their respective terms. To the knowledge of the Company, no such employee is in violation thereof. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any Company employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information identified in Section 4.10(d) of the Company Disclosure Schedule, which have been assigned to the Company.

        (e) Except as set forth on Section 4.10(e)(i) of the Company Disclosure Schedule, none of the Proprietary Assets owned or used by the Company violate or infringe or, if used in the Company’s business as currently proposed to be conducted, would violate or infringe, any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. The Company is not infringing and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Proprietary Asset owned or used by any other Person. To the Company’s knowledge, no Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Company. Except as set forth on Section 4.10(e)(ii) of the Company Disclosure Schedule and any mass market, commercially available software subject to a “shrink wrap” or “clickable” or equivalent license unless such software is embedded with or shipped with the CrossLogix 3.2 product, the Company has not entered into any agreement to indemnify any other person against any charge of infringement, misappropriation or other conflict with respect to any Proprietary Asset.

        (f) Except as set forth on Section 4.10(f) of the Company Disclosure Schedule and any mass market, commercially available software subject to a “shrink wrap” or “clickable” or equivalent license unless such software is embedded with or shipped with the CrossLogix 3.2 product, there are no royalties, honoraria, fees or other payments payable by the Company to any Person by reason of the ownership, use, license, sale or disposition of any Proprietary Asset of the Company.

        (g) The Proprietary Assets owned by or licensed to the Company include all Proprietary Assets necessary to conduct the Company’s business to the same extent and in the same manner as currently conducted. Such ownership or right to use, and to license others to use, are free and clear of, and without liability under, all claims and right of third parties (other than the licensor, and, to the Company’s knowledge, any claims and rights of third parties against such licensors).

        (h) Except as set forth on Section 4.10(h) of the Company Disclosure Schedule, all proprietary software developed by the Company and currently sold, licensed or otherwise used by the Company in its business is free from significant programming errors, operates in substantial conformity with its user documentation and other descriptions and standards applicable thereto provided by the Company, and does not contain any virus, timer, clock, counter, or other limiting design, instruction or routine, that would, without the user’s knowledge and consent, erase data or programming code or cause such software to become inoperable or otherwise incapable of being used in the full manner for which it was designed and created.

        (i) Except as set forth on Section 4.10(i) of the Company Disclosure Schedule, the Company is not subject to any “open source” obligations or otherwise required to provide for public disclosure or general availability of source code either used or developed by the Company that would constitute a Company Material Adverse Effect.

4.11 Contracts.

        (a) Section 4.11(a) of the Company Disclosure Schedule lists each of the following Company Contracts:

                (i) any Company Contract or series of related Company Contracts requiring in the aggregate payments after the date hereof by or to the Company of more than $15,000;

                (ii) any Company Contract with or for the benefit of any current or former officer, director, shareholder, employee or consultant of the Company or, to the Company’s knowledge, a relative of any of the foregoing;

                (iii) any Company Contract with any labor union or association representing any employee of the Company;

                (iv) any Company Contract for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate the Company to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

                (v) any Company Contract for sale of any of the assets or properties of the Company other than in the Ordinary Course of Business or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;

                (vi) any agreement of surety, guarantee or indemnification, other than agreements in the Ordinary Course of Business with respect to obligations in an aggregate amount not in excess of $50,000;

                (vii) any Company Contract containing covenants of the Company or any employee not to compete in any line of business, in any geographic area or with any Person or covenants of any other Person not to compete with the Company or in any line of business of the Company;

                (viii) any Company Contract granting or restricting the right of the Company to use any Proprietary Assets, other than mass market, commercially available software subject to a “shrink wrap” or “clickable” or equivalent license unless such software is embedded with or shipped with the CrossLogix 3.2 product;

                (ix) any Company Contract with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

                (x) any Company Contract with any holder of securities of the Company as such (including, without limitation, any Company Contract containing an obligation to register any of such securities under any federal or state securities laws);

                (xi) any Company Contract obligating the Company to deliver services or product enhancements or containing a “most favored nation” pricing clause;

                (xii) any Company Contract relating to the acquisition by the Company of any operating business or the capital stock of any other person;

                (xiii) any Company Contract requiring the payment to any Person of a brokerage or sales commission or a finder’s or referral fee (other than arrangements to pay commission or fees to employees in the Ordinary Course of Business);

                (xiv) any Company Contract or note relating to or evidencing outstanding indebtedness for borrowed money, including, without limitation, credit cards, open lines of credit and equipment leases;

                (xv) any lease, sublease or other Company Contract under which the Company is lessor or lessee of any real property or equipment or other tangible property with respect to obligations in excess of $15,000;

                (xvi) any Company Contract relating to the employment of any employee, and any Company Contract pursuant to which the Company is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary) in excess of $15,000, to any current or former employee or director; and

                (xvii) any other material Company Contract whether or not made in the Ordinary Course of Business.

        (b) Except as set forth on Section 4.11(b) of the Company Disclosure Schedule, each Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its material terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

        (c) Except as set forth on Section 4.11(c) of the Company Disclosure Schedule, neither the Company nor, to the Company’s knowledge, any other party to a Company Contract is in default under any Company Contract. No event has occurred, and, to the Company’s knowledge, no circumstance or condition exists, that likely would (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy or hinder any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract except for the passage of time. The Company has not waived any of its rights under any Company Contract, except in the Ordinary Course of Business.

        (d) (i) The Company is not a guarantor of and has not otherwise agreed to cause, insure or become liable for, and has not pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the Ordinary Course of Business; and (ii) the Company has never been a party to or bound by any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract.

        (e) To the knowledge of the Company, the performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

        (f) There is no proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company that would commit the Company to deliver goods or provide services with a value in excess of $15,000 and is outstanding.

        (g) No party to any Company Contract has notified the Company or made a claim to the effect that the Company has failed to perform a material obligation thereunder. In addition, to the knowledge of the Company, there is no plan, intention or indication of any contracting party to any Company Contract to cause the termination, cancellation or modification of such Contract or to reduce or otherwise change its activity thereunder so as to adversely affect the benefits derived or expected to be derived therefrom by the Company.

4.12 Compliance With Legal Requirements.

        (a) Except as set forth on Section 4.12(a) of the Company Disclosure Schedule, the Company is in compliance with each material Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

        (b) To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, except such failures as would not have a Company Material Adverse Effect.

        (c) Except as set forth on Section 4.12(a) of the Company Disclosure Schedule, the Company has not received any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

4.13 Governmental Authorizations.

        (a) Except as set forth on Section 4.13(a) of the Company Disclosure Schedule, the Company has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body required for the conduct of the business of the Company, except where not having such license, permit, franchise, order or approval would not result in a Company Material Adverse Effect; and all are in full force and effect; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any of the foregoing.

4.14 Tax Matters.

        (a) Except as set forth on Section 4.14(a) of the Company Disclosure Schedule, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

        (b) All Tax Returns required to be filed by or on behalf of the Company (“Company Returns”) (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in material compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the date hereof, and all amounts otherwise payable in connection with the Company Returns on or before the date hereof, have been paid. The Company has made available to Acquiror accurate and complete copies of Company Returns filed by the Company.

        (c) The Company’s liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements. The Company has established in the Ordinary Course of Business reserves for the payment of all Taxes for the period from the date of the Financial Statements through the date hereof and has disclosed the dollar amount of such reserves to the Acquiror.

        (d) Section 4.14(d) of the Company Disclosure Schedule accurately identifies each examination or audit of any Company Return that has been conducted by any Governmental Body. The Company has delivered to Acquiror accurate and complete copies of all audit reports and similar documents relating to Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person) that are still in effect, and no such extension or waiver has been requested from the Company.

        (e) Except as set forth on Section 4.14(e) of the Company Disclosure Schedule, no claim or other Proceeding is pending or to the Company’s knowledge has been threatened against or with respect to Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Governmental Body to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

        (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code.

        (g) Except as set forth on Section 4.14(f) of the Company Disclosure Schedule, the Company is not liable for Taxes incurred by any individual, trust, corporation, partnership or other entity other than Company, either as a transferee or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state or local law or regulation. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

        (h) The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes.

        (i) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (j) The Company has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement.

4.15 Employee and Labor Matters.

        (a) Section 4.15(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status) (i) the name of such employee and the date as of which such employee was originally hired by the Company; (ii) such employee’s title; (iii) such employee’s annualized compensation as of the date of this Agreement; (iv) each Plan in which such employee participates or is eligible to participate; and (v) any Governmental Authorization that is held by such employee and that is used in connection with the Company’s business.

        (b) Section 4.15(b) of the Company Disclosure Schedule contains a list of individuals who are currently performing services for the Company and are classified as “consultants” or “independent contractors,” and the respective compensation of each such “consultant” or “independent contractor.”

        (c) There is no former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company except as is required under Section 4980B of the Code or similar applicable state law.

        (d) Except as set forth on Schedule 4.15(d) of the Company Disclosure Schedule, the Company is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract.

        (e) The Company has never been a party to or bound by any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

        (f) The employment of each of the Company’s employees is terminable by the Company at will. The Company has delivered to Acquiror accurate and complete copies of all employee manuals and handbooks, policy statements and employment agreements relating to the employment of the current employees of the Company.

        (g) To the knowledge of the Company (i) no employee of the Company intends to terminate his or her employment with the Company and the Company does not have a present intention to terminate the employment of any employee; (ii) to the Company’s knowledge, no employee of the Company has received since December 31, 2001, nor is currently considering, an offer to join a business that likely would be competitive with the Company’s business; and (iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that likely would have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company, or (B) the Company’s business or operations.

        (h) To the Company’s knowledge, no employee who is a party to any proprietary information, confidentiality, noncompetition, employment or similar agreement with any third party is in breach of such agreement.

        (i) The Company is not engaged, and has never been engaged, in any unfair labor practice (as defined under the National Labor Relations Act). There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees while employed by the Company. There is not now pending, and to the knowledge of the Company no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

        (j) Each employee of the Company is in compliance with all applicable visa and work permit requirements. No visa or work permit held by an employee of the Company will expire during the six month period beginning at the date of this Agreement.

4.16 Benefit Plans; ERISA.

        (a) Section 4.16(a) of the Company Disclosure Schedule lists all written (i) Employee Benefit Plans, (ii) employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or any ERISA Affiliate, and (iii) other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, and including a specific identification of those which contain severance pay or change of control provisions or pending change of control provisions, which the Company or any ERISA Affiliate maintains, contributes to or has any obligation to or liability for (collectively, the “Plans”). Except as set forth on Section 4.16(a) of the Company Disclosure Schedule, the Company is not party to any agreements regarding the payment of severance.

        (b) None of the Plans is a Defined Benefit Plan, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

        (c) None of the Plans is a Multiemployer Plan, and neither the Company nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

        (d) The Company does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA or similar applicable state law.

        (e) Each Plan that is an Employee Benefit Plan is in material compliance with its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

        (f) All reports, forms and other documents required to be filed with any Governmental Body or furnished to employees with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are materially accurate.

        (g) Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter (or opinion letter, if applicable) issued by the Internal Revenue Service that provides that it so qualifies through the last day of the “TRA 86 Remedial Amendment Period,” as such term is defined in Section 3.02 of Revenue Procedure 96-55 issued by the Internal Revenue Service and that its related trust is exempt from taxation under Section 501 of the Code or there is time remaining to apply for such determination letter under Section 401(b) of the Code and the Internal Revenue Service pronouncements thereunder. Nothing has occurred since the date of the Internal Revenue Service’s favorable determination letter that could adversely affect the qualification of such Plan or the tax exempt status of its related trust.

        (h) All contributions for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) have been made prior to the Closing by the Company or the applicable ERISA Affiliate, except contributions for the payroll periods ending during the month in which the Closing occurs.

        (i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for coverage months ending on or before the Closing.

        (j) With respect to each Plan:

                (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

                (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or to the Company’s knowledge, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan which would have a Company Material Adverse Effect;

                (iii) neither the Company nor, to the Company’s knowledge, any fiduciary has any knowledge of any facts which could give rise to any such action or claim; and

                (iv) it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code and benefits to be provided in connection with termination of employment under contract or plan terms, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Company at any time without liability.

                (v) there are no audits, inquiries, investigations, or proceedings pending or, to the knowledge of the Company or any ERISA Affiliate, threatened by any Governmental Body with respect to any Plan.

        (k) Neither the Company nor any ERISA Affiliate has any liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA.

        (l) All of the Plans listed in the Company Disclosure Schedule, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

        (m) True, correct and complete copies of all documents creating or evidencing any Plan listed in the Company Disclosure Schedule including (without limitation) (i) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (iii) all written communications to any Employee or Employees relating to any Plan and any proposed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company received by Employees in the last two (2) years; (iv) all correspondence to or from any governmental agency relating to any Plan since January 1, 2000; (v) all COBRA forms and related notices provided since January 1, 2000 (or such forms and notices as required under comparable law); (vi) nondiscrimination test reports for each applicable Plan for the last three (3) years; (vii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Plan for the last three (3) years; and (viii) all reports, forms and other documents required to be filed with any Governmental Body in the last two (2) years (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA) have been delivered to Acquiror. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements listed in the Company Disclosure Schedule.

        (n) All expenses and liabilities relating to all of the Plans described in the Company Disclosure Schedule have been, and will on the Closing be fully and properly accrued on the Company’s books and records and disclosed in accordance with GAAP and in Plan financial statements.

        (o) Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its employees.

        (p) Set forth on Section 4.16(p) of the Company Disclosure Schedule is a list of all employees of the Company as of the date of the Agreement. Section 4.16(p) of the Company Disclosure Schedule also contains, with respect to each such employee: (i) the employee’s base salary, whether such employee is a bonus or commission employee, an approximate calculation of any bonus payable to such employee as of the date of this Agreement, and any commission schedule applicable to such employee; (ii) accrued paid time off payable to such employee as of January 27, 2003; and (iii) any severance that would be due upon termination with or without cause of such employee. Copies of all loans and commission plans have been made available to Acquiror.

4.17 Environmental Matters. The Company is and has been at all times in compliance in all material respects with all Environmental Laws. The Company has now and at all times has had all the necessary permits required under Environmental Laws for the operation of its business, and is not and has not been in violation of any of the terms and conditions of any of its permits. The Company has not received any notice or other communication (in writing or otherwise) that alleges that the Company is not in compliance with any Environmental Law. The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the Leased Premises occupied or controlled by the Company on or at any time prior to the date hereof other than common household and office products in de minimis quantities. There are not and have not been any releases or threatened releases of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from the Leased Premises, and to the knowledge of the Company (a) there are no circumstances that may prevent or interfere with the Company’s compliance with any

Environmental Law and (b) no former owner or user of the Leased Premises engaged in any type of manufacturing or commercial activity which might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release, or dispose of any Hazardous Materials (whether lawfully or unlawfully) on the Leased Premises.

4.18 Sale of Products; Performance of Services. Section 4.18 of the Company Disclosure lists all Contracts pursuant to which the Company has made a warranty or guaranty (the “Warranty Contracts”). Except for the Warranty Contracts, the Company has not made any express warranties or guarantees relating to its products or services that are in effect as of the date hereof. Except as set forth on Section 4.18 of the Company Disclosure Schedule, no customer or other Person has ever asserted or threatened to assert any material claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product sold by the Company or any services performed by the Company. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

4.19 Insurance.

        (a) Section 4.19(a) of the Company Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or, to the Company’s knowledge, indirect benefit of, the Company: (i) the name of the insurance carrier and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy ; (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy. The Company has delivered to Acquiror accurate and complete copies of all of the insurance policies identified in Section 4.19(a) of the Company Disclosure Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof.

        (b) Each of the policies identified in Section 4.19(a) of the Company Disclosure Schedule is valid, enforceable and in full force and effect. The nature, scope and dollar amounts of the insurance coverage provided by said policies comply with all insurance coverage requirements of the Company Contracts.

        (c) There is no pending claim under or based upon any of the policies identified in Section 4.19(a) of the Company Disclosure Schedule, and to the Company’s knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

4.20 Related Party Transactions.

        (a) To the Company’s knowledge, except as set forth in Section 4.20(a) of the Company Disclosure Schedule, no Related Party has, and no Related Party has at any time had, any direct or, except as a shareholder of the Company, indirect interest of any nature in any asset used in or otherwise relating to the business of the Company;

        (b) No Related Party is, or has been indebted to the Company;

        (c) To the Company’s knowledge, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company and no such Contract, transaction or business dealing of any nature is necessary to operate the business of the Company as it is currently conducted;

        (d) To the Company’s knowledge, no Related Party is competing, or has at any time competed, directly or indirectly, with the Company in any market served by the Company;

        (e) To the Company’s knowledge, no Related Party has any claim or right against the Company; and

        (f) To the Company’s knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company.

4.21 Proceedings; Orders.

        (a) There is no pending Proceeding, and to the knowledge of the Company, no Person has threatened to commence any Proceeding (i) that involves the Company or that otherwise relates to or likely would affect the Company’s business or any of the assets owned or used by the Company (whether or not the Company is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

        (b) Except as set forth on Section 4.21 of the Company Disclosure Schedule, no Proceeding has ever been commenced by or against the Company, and no Proceeding otherwise involving or relating to the Company has been pending or, to the Company’s knowledge, threatened at any time.

        (c) The Company has delivered to Acquiror accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Section 4.21 (a) or (b) of the Company Disclosure Schedule.

        (d) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject.

        (e) To the knowledge of the Company, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

        (f) There is no Order, or to the knowledge of the Company, proposed Order (other than any proposed Order that would be applicable generally to the e-business infrastructure software industry) that, if issued or otherwise put into effect, (i) likely would have a material adverse effect on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements or (ii) may have the effect of preventing, delaying, making legal or otherwise interfering with any of the Transactions.

4.22 Non-Contravention; Consents. Neither the execution and delivery of this Agreement or the other Transactional Agreements to which the Company, a Principal Shareholder, or a Key Employee is a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the shareholders, the Company’s board of directors or any committee of the Company’s board of directors, if any;

(b) to the knowledge of the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c) cause the Company to become subject to, or to become liable for the payment of, any Tax;

(d) cause any of the assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(f) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Company Contracts;

(g) give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract;

(h) give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions; or

(i) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

Except as set forth in Section 4.22 of the Company Disclosure Schedule and except for the filing of the Certificate of Merger and the Agreement of Merger with the Secretaries of State of the States of Delaware and California, respectively, the Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions. As of the Effective Time, all such filings, notices and Consents will have been duly made, given or obtained and are in full force and effect, other than those which by their nature are required to be made, given or obtained after the execution of this Agreement, all of which shall be made, given or obtained within the time required therefor.

4.23 Brokers. Except as set forth in Section 4.23 of the Company Disclosure Schedule, neither the Company nor any shareholder has agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

4.24 Powers of Attorney. The Company has not given a power of attorney to any Person.

4.25 Voting Arrangements. Except as set forth on Section 4.25 of the Company Disclosure Schedule, to the Company’s knowledge, there are no outstanding shareholder agreements, voting trusts, proxies or other arrangements or understandings relating to the voting of any shares of the capital stock of the Company, except as contemplated by this Agreement.

4.26 Board Approval. The board of directors of the Company has, as of the date of this Agreement, unanimously (i) approved, subject to shareholder approval, this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the shareholders and is on terms that are fair to such shareholders and (iii) recommended that the shareholders approve this Agreement and the Merger.

4.27 Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote with respect to the Merger and the affirmative vote of the holders of a majority of the outstanding Company Preferred Stock are the only votes of the holders of any class or series of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

4.28 Full Disclosure. No statement contained in any representation or warranty contained herein or any statement contained in any certificate or schedule furnished or to be furnished by the Company to Acquiror or Merger Sub in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

4.29 State Takeover Statutes; Shareholder Rights Plan. No state anti-takeover statute or similar charter or bylaw provisions of the Company are applicable to the Merger, this Agreement and the transactions contemplated hereby. The Company is not a party to any “shareholder rights plan” or similar anti-takeover plan or device.

4.30 Spreadsheet. The information contained in the Spreadsheet (as defined in Section 7.16 hereof) shall be complete and correct as of the Closing Date.

4.31 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Acquiror or its counsel.

4.32 Shareholder Information. The information furnished on or in any document mailed, delivered or otherwise furnished to shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS

Except as specifically set forth in the Company Disclosure Schedule, each of the Principal Shareholders, severally and not jointly, to his or her or its knowledge, hereby represents and warrants to Acquiror and Merger Sub:

5.1 Ownership of Company Stock. Each Principal Shareholder is the sole record and beneficial owner of the Company Stock designated as being owned by such Principal Shareholder opposite such Principal Shareholder’s name in Section 4.3(a) of the Disclosure Schedule, except as otherwise noted in Section 4.3(a) of the Company Disclosure Schedule. Such Company Stock is not subject to any Liens or to any rights of first refusal of any kind, and such Principal Shareholder has not granted any rights to purchase such Company Stock to any other person or entity. Each Principal Shareholder has the sole right to transfer such Company Stock to Acquiror. Such Company Stock constitutes all of the Company Stock owned, beneficially or of record, by such Principal Shareholder, and such Principal Shareholder has no options, warrants or other rights to acquire Company Stock. Upon the Effective Time, in exchange for the consideration paid pursuant to Section 3.1(b) hereof, Acquiror will receive good title to such Company Stock owned by such Principal Shareholder, subject to no Liens retained, granted or permitted by such Principal Shareholder or the Company.

5.2 Absence of Claims by the Principal Shareholders. Each Principal Shareholder has no claim against the Company whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

5.3 No Conflict. The execution and delivery by each Principal Shareholder of the Transactional Agreements to which it is a party and the consummation of the transactions contemplated thereby will not conflict with (i) any provision of the charter documents of such Principal Shareholder if such Principal Shareholder is an entity, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Principal Shareholder or any of its properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Principal Shareholder or its properties or assets.

5.4 Authority. Each Principal Shareholder that is an entity has all requisite power and authority and each Principal Shareholder that is an individual has capacity to enter into the Transactional Agreements to which it or he, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transactional Agreements to which such Principal Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Principal Shareholder and no further action is required on the part of such Principal Shareholder to authorize the Transactional Agreements to which it is a party and the transactions contemplated hereby and thereby. The Transactional Agreements to which such Principal Shareholder is a party has been duly executed and delivered by such Principal Shareholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Principal Shareholder, enforceable against each such party in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

The Acquiror and Merger Sub hereby represent and warrant to Company as of the date hereof and as of the Effective Time as follows:

6.1 Due Organization; Good Standing; Authority; Binding Nature of Agreements.

(a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is a party. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is a party.

(b) Merger Sub has been recently formed for the purpose of effecting the Merger and has not conducted any business except in connection with preparation for the Merger. Acquiror owns all of the issued and outstanding capital stock of Merger Sub.

(c) The execution, delivery and performance of each of the Transactional Agreements to which it is a party have been duly authorized by all necessary action on the part of each of Acquiror and Merger Sub, their respective boards of directors, and the sole stockholder of Merger Sub. No vote of Acquiror’s stockholders is needed to approve the Merger.

(d) Each of the Transactional Agreements to which it is a party constitutes the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms and conditions.

6.2 Non-Contravention; Consents. Neither the execution and delivery of this Agreement or the Transactional Agreements to which Acquiror or Merger Sub, as the case may be, is a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of (i) any of the provisions of Acquiror’s or Merger Sub’s respective certificate of incorporation or bylaws, or (ii) any resolution adopted by Merger Sub’s stockholder, Acquiror’s or Merger Sub’s board of directors or any committee of Acquiror’s or Merger Sub’s board of directors, or Acquiror’s stockholders. With the exception of the filing of the Certificate of Merger in the State of Delaware and any necessary filings pursuant to federal and state securities laws or the rules of other governmental bodies, Acquiror and Merger Sub will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

6.3 Brokers. Acquiror has not agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Acquiror and the Company (or of the Surviving Corporation on behalf of the Company) are authorized to take all such necessary action.

7.2 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Acquiror shall otherwise agree in writing or as required or permitted under this Agreement, the Company shall conduct its business only in, and the Company shall not take any action except in the Ordinary Course of Business; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Acquiror (not to be unreasonably withheld):

(a) amend or otherwise change the Company’s articles of incorporation or bylaws;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Company Stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company Stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any subsidiary or any of its Affiliates (except the exercise of currently outstanding options and warrants in accordance with their terms);

(c) sell, pledge, dispose of or encumber any assets or inventory of the Company or of any subsidiary or take any action that would reasonably be expected to result in any damage to, destruction or loss of any material asset of the Company (whether or not covered by insurance);

(d) except as is contemplated by this Agreement, or the applicable award agreement or Employee Plan or pursuant to a written contractual agreement with an award recipient set forth on Section 7.2(d) of the Company Disclosure Schedule, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Plans (including the Company Stock Option Plan) or authorize cash payments in exchange for any options granted under any of such plans;

(e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its common stock, (ii) split, combine or reclassify any of its common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock, (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of a subsidiary, except in accordance with preexisting commitments as of the date hereof, or propose to do any of the foregoing;

(f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof, or enter into or amend any contract, agreement, commitment or arrangement to effect any such acquisition, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse (other than checks in the Ordinary Course of Business) or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances; (iii) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Entity; (iv) to enter into or amend any material agreement or contract which provides for the sale, license, or purchase by the Company or any of its subsidiaries of assets; (v) authorize any capital expenditures or purchase of fixed assets which are individually in excess of $10,000 or, in the aggregate, in excess of $50,000; or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 7.2(f);

(g) increase the compensation or fringe benefits payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer, or, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law or as expressly contemplated by this Agreement, or terminate any employee of the Company;

(h) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) (except as required by GAAP);

(i) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations;

(j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the Ordinary Course of Business and except for Third Party Expenses, as defined in Section 10.3 hereof;

(k) enter into discussions regarding material customer contracts;

(l) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the Transactions;

(m) undertake any revaluation of any of the Company’s or any subsidiary’s assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business or in accordance with GAAP;

(n) take, or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; and

(o) take, or agree in writing or otherwise to take, any of the actions described in Sections 7.2(a) through (n).

7.3 No Solicitation.

(a) Until the Effective Time, or the termination of this Agreement pursuant to Article 10, the Company shall not, and shall not permit or authorize its officers, directors, employees, affiliates, agents or other representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by it) to initiate, solicit or encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Alternative Transaction (as defined in Section 10.3(d)), or enter into discussions (except as to the existence of these provisions) or negotiate with any person or entity in furtherance of such inquiries or to obtain an Alternative Transaction, or agree to, or endorse, any Alternative Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company to take any such action and the

Company shall promptly (and in any event, within 24 hours) notify Acquiror of all relevant terms of any such inquiries or proposals received by the Company or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall promptly (and in any event, within 24 hours) deliver or cause to be delivered to Acquiror a copy of such inquiry or proposal and promptly (and in any event, within 24 hours) update Acquiror as to any material changes with respect to such inquiry or proposal; provided, however, that nothing contained in this subsection (a) shall prohibit the Company or its Board of Directors from making such disclosure to the shareholders as, in the good faith judgment of the Company’s Board of Directors after consultation with its outside legal counsel, is required by its fiduciary duties under applicable law.

(b) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Acquiror and Merger Sub) conducted heretofore with respect to any Alternative Transaction. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party.

(c) The Company shall inform its officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company who are aware of, and require such person to agree to abide by, the restrictions described in this Section 7.3.

7.4 Shareholders’ Meeting.

(a) Promptly after the date hereof, the Company will take all action necessary in accordance with the CGCL and its articles of incorporation and bylaws to convene a special meeting of the shareholders to be held as promptly as practicable for the purpose of voting upon approval of the principal terms of the Agreement and the Merger or to secure the written consent of the shareholders (such meeting or written consent, the “Shareholders’ Meeting”). Promptly after the date hereof, the Company will solicit the written consent of the Company shareholders by mail to approve the principal terms of the Agreement and the Merger following the execution of this Agreement and will take all other action necessary to secure the vote or consent of its shareholders required by the rules of the CGCL and Company’s articles of incorporation and bylaws to obtain such approvals.

(b) The Board of Directors of the Company shall recommend that the shareholders approve the principal terms of this Agreement and the Merger at the Shareholders’ Meeting, unless the Board of Directors in its good faith judgment after consultation with its outside legal counsel shall determine that such recommendation would not be consistent with its fiduciary duties under applicable law. Concurrently herewith, the shareholders listed on Schedule 7.4(b) (the “Voting Shareholders”) have entered into a Voting Agreement, which includes an irrevocable proxy, with Acquiror in substantially the form attached hereto as Exhibit B (the “Voting Agreement”) and such persons collectively hold a majority of each class or series, as applicable of the Company Stock. The Company shall in no way challenge the validity or enforceability of any of the Voting Agreements or any proxy entered into in connection therewith.

7.5 Consents; Approvals. The Company and Acquiror shall coordinate and cooperate with one another and shall each use their reasonable best efforts to obtain (and shall each refrain from taking any willful action that would impede obtaining) all consents, waivers, approvals, authorizations or orders (including, without limitation, all rulings, decisions or approvals by any Governmental Body), and the Company and Acquiror shall make all filings (including, without limitation, all filings with governmental bodies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Acquiror and the consummation by them of the Transactions, excepting only those merger notification filings with foreign jurisdictions for which the failure to file would not have a Company

Material Adverse Effect or a material adverse effect on the transactions contemplated hereby. The Company and Acquiror shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Body in connection with the Transactions. Except where prohibited by applicable statutes and regulations, and subject to the Confidentiality Agreement, each party shall coordinate with one another in preparing and exchanging such information, and shall promptly provide the other (or its counsel) with copies of all filings, presentations or submissions made by such party with any Governmental Body in connection with this Agreement or the Transactions.

7.6 Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate such that the conditions to closing set forth in Section 8.2(a) and 8.3(a), as the case may be, shall not be met and (ii) any failure of the Company, Acquiror or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to closing set forth in Section 8.2(a) and 8.3(a), as the case may be, shall not be met; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.7 Public Announcements. The Company shall not issue any press release or make any public statement with respect to the Merger or this Agreement. Acquiror may elect at any time after the Effective Timeto issue a press release or make a public statement with respect to the Merger or this Agreement; provided, however, that Acquiror will use reasonable efforts to consult with the Company prior to issuing the initial press release regarding the Merger; provided, further, that the Acquiror may issue a press release or make a public statement with respect to the Merger or this Agreement prior to the Effective Time if required under applicable securities laws and the rules of the Nasdaq Stock Market; provided that Acquiror will use reasonable efforts to consult with the Company prior to issuing such press release or public statement. Each of Acquiror and the Company shall make all necessary filings with governmental bodies and shall promptly provide the other party with copies of filings made by such party between the date hereof and the Effective Time.

7.8 Conveyance Taxes. Acquiror and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

7.9 Retention of Employees. Company shall cooperate with Acquiror to use commercially reasonable efforts to secure for employment, by Acquiror after the Closing, all employees of Company identified by Acquiror and Company will promptly notify Acquiror if any of Company’s officers receive written notice that any of such employees intends to leave Company’s employ.

7.10 Employment and Noncompetition Agreements. Concurrently herewith, the Company will use commercially reasonable efforts to have Mark Moriconi (“Moriconi”) execute and deliver to Acquiror an Employment and Noncompetition Agreement in the form attached hereto as Exhibit B (the “Employment and Noncompetition Agreement”).

7.11 Employee Benefit Plans. Prior to the Effective Time, the Company and its Subsidiaries, as applicable, shall each terminate any and all group severance, separation or salary continuation plans,

programs or arrangements and any and all pension benefit plans, within the meaning of Section 3(2) of ERISA (including any Code Section 401(k) arrangement) and any other Plans as to which Acquiror gives written instructions that the Company should effect a termination prior to the Effective Time. The Company shall provide Acquiror with evidence that such plans, programs or arrangements have been terminated (effective not later than the day immediately preceding the Effective Time) pursuant to resolutions of the Company’s Board of Directors and such other actions as are reasonably necessary to carry out the termination of these plans, programs and arrangements. In the event Acquiror requires the Company to terminate its Code Section 401(k) arrangement, as part of the termination process, the Company shall amend such arrangement to comply with the applicable provisions of the Uniformed Service Employment and Reemployment Rights Act of 1994 (“USERRA”), the Uruguay Round Agreements Act of 1993 (“GATT”), the Small Business Job Protection Act of 1996 (“SBJPA ‘96”), the Taxpayer Relief Act of 1997 (“TRA ‘97”), and the Internal Revenue Service Restructuring and Reform Act of 1998 (“RRA ‘98”) and other applicable laws, regulations, and administrative authority. The form and substance of such resolutions and other actions shall be subject to review and approval of Acquiror.

7.12 Access to Information.

(a) Subject to currently existing contractual and legal restrictions applicable to the Company or any of its subsidiaries, the Company shall, and shall cause each of its subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Acquiror reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including accounting records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants). During such period, the Company shall (i) furnish promptly to Acquiror a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Acquiror all other information within its possession concerning its business, properties and personnel as Acquiror may reasonably request and (iii) promptly make reasonably available to Acquiror all personnel of the Company and its subsidiaries knowledgeable about matters relevant to such inspections. No investigation pursuant to this Section 7.12 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(b) Mark Moriconi of the Company will provide regular updates to George Kassabgi of Acquiror regarding the progress of the Company’s engineering team and other matters as mutually agreed upon by Company and Acquiror. In addition, Brian Curran, a consultant to the Company, will provide regular updates to Mark Hulak of Acquiror on Company business matters, including discussions regarding material customer contracts, and other matters as mutually agreed upon by the Company and Acquiror.

(c) All information obtained by Acquiror pursuant to this Section 7.12 shall be kept confidential in accordance with the Confidentiality Agreement.

7.13 FIRPTA Compliance. On the date of Closing, the Company shall deliver to Acquiror a duly and properly executed statement in a form provided to the Company by Acquiror for purposes of satisfying Acquiror’s obligations under Treasury Regulation Section 1.1445-2(c)(3) (the “FIRPTA Certificate”).

7.14 Employee Benefits Matters.

(a) With the exception of vesting in connection with Acquiror’s 401(k) plan matching contributions, to the extent that service is relevant for eligibility, vesting and (except as would result in duplication of benefits) benefit accruals under any employee benefit plan, program or arrangement maintained by Acquiror or any subsidiary of Acquiror, such plan, program or arrangement shall credit each employee of the Company (a “Company Employee”) who participates therein for service on or prior to the Effective Time with the Company. Acquiror agrees to offer to Company Employees benefits commensurate in the aggregate with those benefits conferred to Acquiror employees similarly situated. In addition, Acquiror shall use commercially reasonable efforts to (i) waive limitations on benefits relating to any pre-existing conditions under any Acquiror or subsidiary of Acquiror welfare benefit plan in which Company Employees may participate and (ii) if provided by the Company’s insurance providers or by Explanation of Benefits from Company Employees within 31 days of the start date of the employment of a Company Employee with Acquiror, recognize, for purposes of annual deductible and out-of- pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Company Employees and their respective dependents under Company’s medical, dental and other healthcare plans in the calendar year in which the Effective Time occurs.

(b) Individuals who become employed by Acquiror or the Surviving Corporation from and after the Closing shall be referred to herein as “Affected Employees.” Each Affected Employee will be eligible to participate in the benefit programs, plans, arrangements, payroll practices (including vacation or paid time off entitlement) offered to employees of Acquiror or established by the Surviving Corporation from time to time (the “Acquiror Employee Benefit Plans”) pursuant to the terms of each such Plan, or in the absence of plan terms or provisions, in accordance with the regularly established policies or procedures of either Acquiror or the Surviving Corporation.

(c) With the exception of seniority and vesting in connection with Acquiror’s 401(k) plan matching contributions, each Affected Employee’s years of service with the Company shall be otherwise recognized for all general employment purposes including, without limitation, vacation and leaves of absence, provided, that any vacation time offered by Acquiror or Surviving Corporation in the calendar year of the Effective Time to any Affected Employee shall be offset by any vacation time used by or paid to an Affected Employee by the Company in the calendar year of the Effective Time.

(d) Acquiror shall be responsible for providing continuing coverage benefits under COBRA to individuals who are “M&A Qualified Beneficiaries” within the meaning of Treasury Regulation 54.4980B-9, Q&A 4 with respect to the transaction contemplated by this Agreement, as described in Treasury Regulation 54.4980B-9, Q&A 8. Section 7.14(d) of the Company Disclosure Schedule lists each former employee or other individual to whom the Company is currently providing COBRA continuation coverage.

7.15 Satisfaction of Conditions Precedent. The parties hereto shall use all commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8, and shall use all commercially reasonable efforts to cause the Merger and other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

7.16 Spreadsheet. The Company shall deliver a spreadsheet, (the “Spreadsheet”) substantially in the form attached hereto as Schedule 7.16, which spreadsheet shall be certified as complete and correct by the President and Chief Strategy Officer of the Company as of the Closing and which shall separately list, as of the Closing, (i) all Company Preferred Shareholders and their respective addresses, the number of shares of Company Stock held by such persons (including whether such shares are Company Series A, Series B, or Series C Preferred Stock) and the respective certificate numbers, the date of acquisition of such shares, the amount of cash to be issued to each holder, the number of shares, if any, to be paid by the Company Preferred Shareholder in settlement of outstanding Shareholder loans, the amount of cash to be deposited into the Escrow Fund on behalf of each holder, and such other information relevant thereto or which the Exchange Agent may reasonably request. The Company shall deliver to Parent the Spreadsheet three (3) business days prior to the Closing Date.

ARTICLE 8

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders as required by the CGCL and the Company’s Articles of Incorporation.

8.2 Additional Conditions to Acquiror’s and Merger Sub’s Obligation to Consummate the Merger. Acquiror’s and Merger Sub’s obligations to consummate the Merger and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):

(a) Acquiror shall have received the following documents:

(i) the opinion letter from Cooley Godward LLP, counsel to the Company, dated the date hereof, in substantially the form attached hereto as Exhibit J;

(ii) a certificate, duly executed by the Company, certifying that (A) each of the representations and warranties made by the Company in this Agreement and in the other Transactional Agreements is accurate in all respects as if made as of the date of Closing, (provided that such representations and warranties which are by their express provisions made as of a specific date need to be accurate only as of such specific date), except to the extent that any failures of such representations and warranties to be accurate, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect (disregarding for these purposes any materiality or material adverse effect qualifications therein contained), (B) each of the covenants and obligations that the Company is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in this Section 8.2 has been satisfied in all respects; and

(iii) copies of resolutions of the board of directors of the Company, certified by the Secretary of the Company, authorizing the execution, delivery and performance of the Transactional Agreements to which the Company is a party and the Transactions, and copies of resolutions of the meeting of shareholders of the Company (or written consent in lieu thereof), certified by the Secretary of the Company, authorizing the Transactions; and

(iv) such other documents as Acquiror may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company, (ii) evidencing the compliance by the Company, or the performance by the Company of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in Section 8.1 or this Section 8.2, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

(b) Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(c) The consents identified on Section 4.22 of the Company Disclosure Schedule (“Material Consents”) for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company and copies thereof shall have been delivered to Acquiror.

(d) If, prior to the Closing, Acquiror shall have so reasonably requested, Company shall have terminated its 401(k) Plan, Company Stock Option Plan and any other Plans, and evidence thereof satisfactory to Acquiror shall have been furnished to Acquiror.

(e) Each of the representations and warranties made by the Company in the Agreement are true and accurate in all respects as of the Closing (provided that such representations and warranties which are by their express provisions made as of a specific date need be accurate only as of such specific date), except to the extent that any failures of such representations and warranties to be accurate, on the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect (disregarding for these purposes any materiality or material adverse effect qualifications therein contained); and all covenants and obligations that the Company is required to have complied with or performed pursuant to this Agreement or any of the Transaction Documents at or prior to Closing have been duly complied with or performed in all material respects.

(f) The Company shall have executed and delivered all Transactional Agreements to which the Company it is a party.

(g) The Escrow Agent shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit K (the “Escrow Agreement”).

(h) The Company shall have submitted for the requisite shareholder approval under Section 280G(b)(5) of the Code any payments or benefits that could be considered “excess parachute payments” within the meaning of Section 280G of the Code to the persons listed on Section 8.2(h) of the Company Disclosure Schedule and shall require each such person to subject his existing benefits and payments to the shareholder approval requirements of Section 280G(b)(5) of the Code, as contemplated in the Proposed Treasury Regulations promulgated thereunder.

(i) (i) Moriconi shall have entered into an Employment and Noncompetition Agreement with Acquiror, (ii) 100% of the employees of the Company identified on Schedule 8.2(i)(ii) hereto (each a “Key Employee”) shall have executed an offer letter from Acquiror in form and substance reasonably satisfactory to Acquiror, (iii) 60% of the employees of the Company identified on Schedule 8.2(i)(iii) hereto shall have executed an offer letter from Acquiror in form and substance reasonably satisfactory to Acquiror (each employee identified on Schedule 8.2(i)(iii) who executed an offer letter from Acquiror shall be deemed a “Continuing Employee”), (iv) each Continuing Employee and contractor of Company shall have executed Acquiror’s standard proprietary information and inventions agreement, and (v) each non-Continuing Employee shall have executed a release in form and substance reasonably satisfactory to Acquiror.

(j) Prior to the Effective Time, the Company shall have terminated each non-Continuing Employee and the employment or consulting relationships with the individuals set forth on Schedule 8.2(j) (each, a “Terminated Employee”) and each such Terminated Employee shall have executed a release in form and substance reasonably satisfactory to Acquiror.

(k) Each Voting Agreement and Employment and Noncompetition Agreement and the Escrow Agreement shall be in full force and effect.

(l) The directors and officers of Company in office immediately prior to the Effective Time will have resigned as directors and officers in writing effective as of the Effective Time.

(m) Acquiror shall have received the FIRPTA Certificate duly executed by the Company.

(n) The Company Second Amended and Restated Investor Rights Agreement dated April 11, 2000, Second Amended and Restated Co-Sale Agreement dated April 11, 2000 and Voting Agreement dated April 11, 2000, shall have been terminated.

(o) The business of the Company shall have been conducted in all material respects only in the Ordinary Course of Business consistent with past practice and the Company shall not have taken any of the actions set forth in Section 7.2 hereof except as contemplated by this Agreement or with the prior written consent of the Acquiror.

(p) The holders of a majority of the outstanding shares of Company Common Stock, 90% of the outstanding shares of Company Series A Preferred Stock, 90% of the outstanding shares of Company Series B Preferred Stock and 90% of the outstanding shares of Company Series C Preferred Stock shall have voted to adopt and approve the principal terms of this Agreement and the Merger.

(q) The Company shall have delivered the Closing Date Balance Sheet (as defined in Exhibit A hereto).

(r) The Company shall have delivered documentation evidencing the termination of all Company Stock Options and Company Warrants in form and detail reasonably satisfactory to Acquiror.

8.3 Additional Conditions to the Company’s Obligation to Consummate the Merger. The Company’s obligation to consummate the Merger and to take the other actions required to be taken by the Company at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

(a) The Company shall have received the following documents:

(i) a certificate, duly executed by Acquiror, certifying that (A) each of the representations and warranties made by Acquiror in this Agreement and in the other Transactional Agreements is accurate in all respects as if made as of the date of the Closing (provided that such representations and warranties which are by their express provisions made as of a specific date need to be accurate only as of such date specific date), except to the extent that any failures of such representations and warranties to be accurate, in the aggregate, would not have, or reasonably be expected to have a material adverse effect on Acquiror (disregarding for these purposes any materiality or material adverse effect qualifications therein contained), (B) each of the covenants and obligations that Acquiror is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Section 8.3 has been satisfied in all respects; and

(ii) such other documents as the Company may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by Acquiror and Merger Sub, (B) evidencing the compliance by Acquiror and Merger Sub with, or the performance by Acquiror and Merger Sub of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (C) evidencing the satisfaction of any condition set forth in Section 8.1 or this Section 8.3, or (D) otherwise facilitating the consummation or performance of any of the Transactions.

(b) Each of Acquiror and Merger Sub shall have executed and delivered all Transactional Agreements to which it is a party.

(c) All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by each of them respectively of the transactions contemplated hereby shall have been obtained and made by the Acquiror and Merger Sub.

(d) Each of the representations and warranties made by the Acquiror in the Agreement are true and accurate in all respects as of the Closing (provided that such representations and warranties which are by their express provisions made as of a specific date need to be accurate only as of such date specific date), except to the extent that any failures of such representations and warranties to be accurate, in the aggregate, would not have, or reasonably be expected to have a material adverse effect on Acquiror (disregarding for these purposes any materiality or material adverse effect qualifications therein contained), and all covenants and obligations that the Acquiror is required to have complied with or performed pursuant to this Agreement or any of the Transaction Documents at or prior to Closing have been duly complied with or performed in all material respects.

ARTICLE 9

ESCROW AND INDEMNIFICATION

9.1 Indemnification. From and after the Effective Time and subject to the limitations contained in Sections 9.2 and 9.3, each of the Company Preferred Shareholders and the Principal Shareholders (the “Indemnifying Parties”) shall, jointly and severally, up to their respective Pro Rata Portion of the Escrow Fund, indemnify and hold Acquiror harmless against any loss, expense, liability or other damage, including reasonable attorneys’ fees, to the extent of the amount of such loss, expense, liability or other damage (collectively, “Damages”) that Acquiror has incurred by reason of the breach or alleged breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any document, schedule or certificate delivered by the Company pursuant hereto. Such indemnification shall be Acquiror’s sole and exclusive remedy for any such breach by the Company; provided, however, that, in addition to their Pro Rata Portion of the Escrow Fund, each Indemnifying Party shall be fully liable to the Acquiror for any Damages relating to such Indemnifying Party’s willful misconduct or fraud in connection with the representations and warranties set forth herein or in any document delivered by such Indemnifying Party to the Acquiror, and the transactions contemplated under this Agreement and in connection with the Merger without limitation; provided, however, in no event shall any Indemnifying Party be liable for such willful misconduct or fraud of another Indemnifying Party.

9.2 Escrow Fund. As security for the indemnities in Section 9.1, the Escrow Amount and Principal Shareholder Escrow Amount shall be deposited with the Escrow Agent within ten days of the Closing, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in this Article 9 and in the Escrow Agreement. Except with respect to cases involving willful misconduct or fraud as set forth above in Section 9.1, the indemnification obligations of the Company Preferred Shareholders and the Principal Shareholders pursuant to this Article 9 shall be limited to the amount and assets deposited and present in the Escrow Fund and the sole recourse of Acquiror and Merger Sub shall be to make claims against the Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement.

9.3 Damage Threshold. Notwithstanding the foregoing, the Indemnifying Parties shall have no liability under Section 8.1 and Acquiror may not receive any cash from the Escrow Fund unless and until an Officer’s Certificate or Certificates for an aggregate amount of Damages in excess of $30,000 has been delivered to the Shareholders’ Agent and to the Escrow Agent; provided, however, that after an Officer’s Certificate or Certificates for an aggregate of $30,000 (the “Damage Threshold”) in Damages has been delivered, Acquiror shall be entitled to receive a portion of the Escrow Amount in excess of such amount of Damages identified in such Officer’s Certificate or Certificates; provided further, that the full amount of any of Acquiror’s Damages incurred in connection with any breach of Section 4.3 shall be deducted by Acquiror from the Escrow Fund without regard to the Damage Threshold in this Section 9.3; and provided further, that the Company’s Excess Third Party Expenses shall, at Acquiror’s option, be deducted from the Escrow Fund without regard to the Damage Threshold in this Section 9.3.

9.4 Escrow Periods. The Escrow Fund shall commence on the Closing Date and terminate on the first anniversary of the Closing (the “Expiration Date,” and the period between the Closing and the Expiration Date shall be referred to as the “Escrow Period”), provided, however, that the portion of the Escrow Amount, which, in the reasonable judgment of Acquiror, subject to the objection of the Shareholders’ Agent and the subsequent resolution of the matter in the manner provided in Section 9.8, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent and the Shareholders’ Agent prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved, or, if earlier, until released in accordance with Section 9.1 above and 9.5 below.

9.5 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any appropriately authorized officer of Acquiror (an “Officer’s Certificate”):

(i) Stating the aggregate amount of Acquiror’s Damages or an estimate thereof, in each case to the extent known or determinable at such time, and

(ii) Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, then the Escrow Agent shall, subject to the provisions of Sections 9.3, 9.7 and 9.8 hereof, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, a portion of the Escrow Amount having a value equal to such Damages, all in accordance with the Escrow Agreement and Section 9.6 below. Amounts paid or distributed from the Escrow Fund shall be paid or distributed pro rata among the Indemnifying Parties based upon their respective percentage interests therein at the time.

9.6 Objections to Claims to Escrow Fund. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Shareholders’ Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of any portion of the Escrow Amount pursuant to Section 9.5 unless the Escrow Agent shall have received written authorization from the Shareholders’ Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the portion of the Escrow Amount in the Escrow Fund in accordance with Section 9.5, provided that no such delivery may be made if the Shareholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

9.7 Resolution of Conflicts.

(a) In case the Shareholders’ Agent shall object in writing to any claim or claims made in any Officer’s Certificate, the Acquiror shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders’ Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if Acquiror has requested delivery of a portion of the Escrow Amount, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the portion of the Escrow Amount from the Escrow Fund in accordance with the terms of the memorandum.

(b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Shareholders’ Agent may, by written notice to the other, demand arbitration of the matter, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror (on the one hand) and the Shareholders’ Agent (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Sections 9.1 through 9.5, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.

(c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted under the commercial rules then in effect of the American Arbitration Association. Any arbitration shall be held in San Francisco, California. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration (as determined by the arbitrator).

9.8 Shareholders’ Agent.

(a) Robert G. Todd, Jr. is constituted and appointed as agent (the “Shareholders’ Agent”) for and on behalf of the Company Preferred Shareholders and Principal Shareholders to give and receive notices and communications, to authorize delivery to Acquiror of the portion of the Escrow Amount from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Company Stock from time to time upon not less than ten (10) days’ prior written notice to Acquiror. No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall receive reasonable compensation for services, fees and expenses incurred in good faith arising out of or in connection with the acceptance or administration of his duties under this Agreement or the Escrow Agreement, such compensation, fees and expenses shall be deducted from the Escrow Fund. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Company Preferred Shareholders and the Principal Shareholders. If the Shareholders’ Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of Company Preferred Shareholders and the Principal Shareholders, then Company Preferred Shareholders and the Principal Shareholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Acquiror of the identity of such successor. Any such successor shall become the “Shareholders’ Agent” for purposes of this Agreement and the Escrow Agreement. If for any reason there is no Shareholders’ Agent at any time, all references herein to the Shareholders’ Agent shall be deemed to refer to the Principal Shareholders.

(b) The Shareholders’ Agent shall not be liable for any act done or omitted hereunder as Shareholders’ Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Preferred Shareholders and Principal Shareholders shall jointly and severally indemnify the Shareholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement or the Escrow Agreement.

(c) The Shareholders’ Agent shall have reasonable access to information about Company and Acquiror and the reasonable assistance of Company’s and Acquiror’s officers and employees for purposes of performing its duties and exercising its rights under this Article 8, provided that the Shareholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Company or Acquiror to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

9.9 Actions of the Shareholders’ Agent. A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all of the Company Preferred Shareholders and Principal Shareholders and shall be final, binding and conclusive upon each such Company Preferred Shareholder and Principal Shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each and every such Company Preferred Shareholder and Principal Shareholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

9.10 Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Company Preferred Shareholders and Principal Shareholders, Acquiror shall notify the Shareholders’ Agent of such claim, and the Shareholders’ Agent and the Company Preferred Shareholders and Principal Shareholders shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders’ Agent has consented to any such settlement, the Shareholders’ Agent shall have no power or authority to object to the amount of any claim by Acquiror against the Company Preferred

Shareholders and Principal Shareholders for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the Shareholders’ Agent.

9.11 Working Capital Adjustment.

(a) At or immediately prior to the Closing Date, the Shareholders’ Representative shall cause to be prepared and delivered to the Acquiror and the Acquiror shall have approved a statement (the “Working Capital Statement”) setting forth the calculation of the Closing Date Net Working Capital (as defined below). The Closing Date Net Working Capital shall mean: (A) the sum of (i) cash and cash equivalents, (ii) prepaid expenses, the benefits of which survive the Closing, (iii) the accounts receivable of the Company earned prior to the Closing Date and collectible on or after the Closing Date, and (iv) “the economic value of fixed assets” all as reflected on the Closing Date Balance Sheet, (B) with deduction for (i) the accounts payable, (ii) accrued liabilities not yet invoiced, and (iii) earned but unpaid vacation as of the Closing Date Balance Sheet. The Closing Date Net Working Capital shall not include any adjustments for the Adjustment Amount. The Working Capital Target shall mean $4,440,000. The Company estimates that the Closing Date Net Working Capital will be $4,234,900 as detailed in the spreadsheet set forth as Exhibit L hereto (the “Working Capital Spreadsheet”).

(b) In the event that it is determined that the Closing Date Net Working Capital is greater than the Working Capital Target (as defined above), the excess shall be subtracted from the Adjustment Amount set forth in Section 3.1(a)(i). If the Closing Date Net Working Capital is less than the Working Capital Target, then the amount shall be added to the Adjustment Amount set forth in Section 3.1(a)(i).

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders:

(a) by mutual written consent of Acquiror and the Company;

(b) The Company shall pay, or cause to be paid, in same day funds to Acquiror the following amounts, if applicable, under the circumstances and at the times set forth as follows:

(i) if Acquiror or Merger Sub terminates this Agreement under Section 10.1(d), the Company shall pay the Termination Fee upon demand;

(ii) if the Company terminates this Agreement under Section 10.1(e), the Company shall pay the Termination Fee within one business day following such termination; or

(iii) if Acquiror or Merger Sub terminates this Agreement under Section 10.1(f) and at the time of any such termination an Alternative Transaction shall have been proposed, and if concurrently therewith or within 12 months thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to an Alternative Transaction, or an Alternative Transaction is consummated, involving any party (1) with whom the Company had any discussions with respect to an Alternative Transaction, (2) to whom the Company furnished information with respect to or with a view to an Alternative Transaction or (3) who had submitted a proposal or expressed any interest publicly in an Alternative Transaction, in the case of each of clauses (1), (2) and (3), prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Alternative Transaction or Superior Proposal.

(c) by either Acquiror or the Company if the Merger shall not have been consummated by February 15, 2003 (the “Termination Date”), provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement);

(d) by either Acquiror or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 7.6;

(e) by Acquiror, if (i) the board of directors of the Company shall withdraw, modify or change its unanimous recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing, or fails to reaffirm its unanimous recommendation at the request of Acquiror within five (5) business days after receiving a written request from Acquiror; or (ii) the board of directors of the Company shall have recommended to the shareholders an Alternative Transaction;

(f) by the Company if the Company receives, without violating its obligations under Section 7.3, a Superior Proposal; provided that in order for the termination of this Agreement to be deemed effective pursuant to this paragraph (e), the Company shall have complied with all its obligations under Section 7.3 and with the applicable requirements of Section 10.3, including payment of the Third Party Expenses of Acquiror pursuant to Section 10.3(c); or

(g) by Acquiror or the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Acquiror, respectively, set forth in this Agreement such that the conditions set forth in Section 8.2(e) or Section 8.3(d), respectively, would not be satisfied, provided, that if such breach is curable through the exercise of commercially reasonable efforts, then the other party may not terminate pursuant to this Section 10.1(f) in respect of such breach if such breach is curable and shall have been cured within 30 days following notice by the other party of such breach, provided the breaching party continues to use commercially reasonable efforts to cure such breach during the 30 day period (it being understood that (i) the other party may not terminate this Agreement pursuant to this Section 10.1(f) after notice of such breach if such breach shall have been cured within 30 days or the party seeking to terminate shall then be in material breach of this Agreement and (ii) no cure period shall be required for a breach which by its nature cannot be cured).

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except (i) as set forth in Section 10.3, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof or willful or intentional misrepresentations.

10.3 Fees and Expenses.

(a) Except as provided in this Section 10.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses (the “Third Party Expenses”).

(b) The Company acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 10.3, and, in order to obtain such payment, Acquiror commences a suit that results in a final judgment against the Company for such fee set forth in this Section 10.3, the Company shall also pay to Acquiror its costs and expenses (including reasonable attorneys’ fees) incurred in connection with such litigation; provided, however, if such suit does not result in such a judgment, Acquiror shall pay to the Company its costs and expenses (including reasonable attorneys’ fees) incurred in connection with such litigation.

(c) As used herein, “Alternative Transaction” means any of the following: (i) a transaction pursuant to which any person (or group of persons) other than Acquiror or its affiliates (a “Third Party”) seeks to acquire, directly or indirectly, more than ten percent (10%) of the outstanding shares of capital stock of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than ten percent (10%) of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of all or substantially all of the assets of the Company (including for this purpose the outstanding equity securities of the Company’s subsidiaries), (iv) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company’s outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock, (v) the issuance by the Company of shares of capital stock to the public or (vi) the repurchase by the Company or any of its subsidiaries of shares of the Company’s capital stock representing at least ten percent (10%) or more of the aggregate voting power of all voting securities of the Company; provided, however, that the definition of “Alternative Transaction” shall not include a transaction completed for equity financing purposes. As used herein, “Superior Proposal” means an unsolicited bona fide written proposal made by a third party relating to an Alternative Transaction on terms which the Company’s board of directors in good faith believes to be more favorable to the shareholders than the Merger and for which financing (to the extent required) is committed or in good faith judgment of the Board of Directors of the Company, after consultation with independent investment bankers, is reasonably capable of being obtained.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Survival of Representations and Covenants. All representations, warranties, covenants and agreements of the Company and the Principal Shareholders contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Acquiror until the Expiration Date, except for fraud. All representations, warranties, covenants and agreements of Acquiror contained in this Agreement shall survive until the Effective Time, except for covenants and agreements which by their terms must be performed after the Effective Time.

11.2 Transfer Taxes. Each Company Preferred Shareholder shall be individually responsible for his, her or its respective sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the Transactions, including but not limited to any interest or penalties in respect thereof.

11.3 Tax Returns. Each Principal Shareholder shall cooperate with Acquiror in connection with the preparation, execution and filing of all Tax Returns and shall make themselves available in a timely manner to execute such Tax Returns.

11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

CrossLogix, Inc.

2200 Bridge Parkway, Suite 203

Redwood Shores, California 94065

Attention: Chief Executive Officer

Telefax: (650) 596-0503

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306

Attention: Deborah J. Ludewig

Telefax: (650) 849-7400

if to Acquiror or Merger Sub:

BEA Systems, Inc.

2315 North First Street

San Jose, California 95131

Attention: Cori M. Allen, Esq.

Telefax: (408) 570-8923

with a copy to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

Attention: Paul “Chip” L. Lion

Telefax: (650) 494-0792

11.5 Time of the Essence. Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

11.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.8 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code (or any similar successor provision)) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

11.9 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Acquiror, Merger Sub, the Company and the Principal Shareholders.

11.11 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.12 Parties in Interest. Except for the provisions of Section 7.15 and Articles 9 and 10 hereof applicable to the shareholders, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.13 Entire Agreement. The Transactional Agreements (including Schedules and Exhibits thereto) set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

11.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of Acquiror, Merger Sub, and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

BEA SYSTEMS, INC.

By:	/s/ Dave Logan
Name: Dave Logan
Title: Executive Vice President Business Development

CARDINAL ACQUISITION CORP.

By:	/s/ Robert Donohue
Name: Robert Donohue Title: President

CROSSLOGIX, INC.

By:	/s/ Kenneth Schroeder
Name: Kenneth Schroeder Title: President and CEO

PRINCIPAL SHAREHOLDERS:

/s/ Kenneth Schroeder
Kenneth Schroeder

/s/ Mark Moriconi
Mark Moriconi

INDEX OF EXHIBITS AND SCHEDULES

Exhibits:

A.	Certain Definitions

B.	Form of Voting Agreement

C.	Form of Employment and Noncompetition Agreement

D.	Form of Certificate of Merger

E.	Form of Agreement of Merger

F.	Form of Bylaws

G.	Form of Letter of Transmittal

H.	Financial Statements

I.	Form of Proprietary Information and Inventions Agreement

J.	Form of Opinion of Company Counsel

K.	Form of Escrow Agreement

L.	Working Capital Spreadsheet

Schedules:

Schedule 3.1(a)(ii) Closing Costs

Schedule 3.1(a)(ix) Company Sales Bonus Amount

Schedule 3.1(a)(xvi) Company Severance Payments

Schedule 3.1(a)(xxi) Estimated Third Party Expenses

Schedule 3.1(a)(xxix) Adjusted Preferred Stock

Company Disclosure Schedule

Schedule 7.4(b) Voting Shareholders

Schedule 7.16 Form of Spreadsheet

Schedule 8.2(i)(ii) Key Employees

Schedule 8.2(i)(iii) Continuing Employees

Schedule 8.2(j) Terminated Employees

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquiror. “Acquiror” shall have the meaning specified in the first paragraph of the Agreement.

Acquiror Employee Benefit Plans. “Acquiror Employee Benefit Plans” shall have the meaning specified in Section 7.14(b) of the Agreement.

Adjustment Amount. “Adjustment Amount” shall have the meaning specified in Section 3.1(a) of the Agreement.

Affected Employees. “Affected Employees” shall have the meaning specified in Section 7.14(b) of the Agreement.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule and all Exhibits), as it may be amended from time to time.

Agreement of Merger. “Agreement of Merger” shall have the meaning specified in Section 1.2 of the Agreement.

Alternative Transaction. “Alternative Transaction” shall have the meaning specified in Section 10.3(c) of the Agreement.

Bylaws. “Bylaws” shall have the meaning specified in Section 2.2 of the Agreement.

California Law. “California Law” shall have the meaning specified in Section 3.2(a) of the Agreement.

Certificate. “Certificate” shall have the meaning specified in Section 3.1(b) of the Agreement.

Certificate of Merger. “Certificate of Merger” shall have the meaning specified in Section 1.2 of the Agreement.

CGCL. “CGCL” shall have the meaning specified in Section 1.2 of the Agreement.

Closing. “Closing” shall have the meaning specified in Section 1.2 of the Agreement.

Closing Costs. “Closing Costs” shall have the meaning specified in Section 3.1(a) of the Agreement.

Closing Date. “Closing Date” shall have the meaning specified in Section 1.2 of the Agreement.

Closing Date Balance Sheet. “Closing Date Balance Sheet” shall mean the unaudited balance sheet of the Company dated as of the Closing Date, that has been prepared in accordance with GAAP (except that the Closing Date Balance Sheet may omit footnotes and other presentation items that may be required by GAAP consistently applied on a basis consistent with the Financial Statements (as defined in

Exhibit A-1

Section 4.4(a) hereof)) and shall be calculated in a manner consistent with the Working Capital Spreadsheet.

Code. The Internal Revenue Code of 1986, as amended.

Company. The “Company” shall have the meaning specified in the first paragraph of the Agreement.

Company Common Shareholder. “Company Common Shareholder” shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Common Stock. “Company Common Stock” shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Contract. “Company Contract” shall mean any Contract:

(a) to which Company is a party;

(b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

(c) under which the Company has or may acquire any right or interest.

Company Disclosure Schedule. “Company Disclosure Schedule” shall have the meaning specified in Article 4 of the Agreement.

Company Employee. “Company Employee” shall have the meaning specified in Section 7.14(a) of the Agreement.

Company Material Adverse Effect. “Company Material Adverse Effect” shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Preferred Shareholder. “Company Preferred Shareholder” shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Preferred Stock. “Company Preferred Stock” shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Returns. “Company Returns” shall have the meaning specified in Section 4.14(b) of the Agreement.

Company Sale Bonus Amount. “Company Sale Bonus Amount” shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Series A Preferred Stock. “Company Series A Preferred Stock” shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Series B Preferred Stock. “Company Series B Preferred Stock” shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Series C Preferred Stock. “Company Series C Preferred Stock” shall have the meaning specified in Section 3.1(a) of the Agreement.

Exhibit A-2

Company Severance Payments. “Company Severance Payments” shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Stock. “Company Stock” shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Stock Options. “Company Stock Options” shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Stock Option Plan. “Company Stock Option Plan” shall have the meaning specified in Section 3.1(e) of the Agreement.

Company Warrants. “Company Warrants” shall have the meaning specified in Section 3.1(a) of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” means the confidentiality agreement between Acquiror and the Company dated as of April 19, 2002.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Employee. “Continuing Employee” shall have the meaning specified in Section 8.2(i)(iii) of the Agreement.

Contract. “Contract” shall mean, with respect to any Person, any legally binding written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

Damage Threshold. “Damage Threshold” shall have the meaning specified in Section 9.3 of the Agreement.

Damages. “Damages” shall have the meaning specified in Section 9.1 of the Agreement.

Defined Benefit Plan. “Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

Dissenting Shares. “Dissenting Shares” shall have the meaning specified in Section 3.2(a) of the Agreement.

Dissenting Share Payments. “Dissenting Share Payments” shall have the meaning specified in Section 3.2(c) of the Agreement.

Effective Time. “Effective Time” shall have the meaning specified in Section 1.2 of the Agreement.

Employee Benefit Plan. “Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

Exhibit A-3

Employment and Noncompetition Agreement. “Employment and Noncompetition Agreement” shall have the meaning specified in Section 7.10 of the Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, licensee, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person that is, was or would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

Escrow Agent. “Escrow Agent” shall have the meaning specified in Section 3.1(a) of the Agreement.

Escrow Agreement. “Escrow Agreement” shall have the meaning specified in Section 8.2(g) of the Agreement.

Escrow Amount. “Escrow Amount” shall have the meaning specified in Section 3.1(a) of the Agreement.

Escrow Fund. “Escrow Fund” shall have the meaning specified in Section 9.2 of the Agreement.

Escrow Period. “Escrow Period” shall have the meaning specified in Section 9.4 of the Agreement.

Estimated Third Party Expenses. “Estimated Third Party Expenses” shall have the meaning specified in Section 3.1(a) of the Agreement.

Excess Third Party Expenses. “Excess Third Party Expenses” shall have the meaning specified in Section 3.1(a) of the Agreement.

Exchange Agent. “Exchange Agent” shall have the meaning specified in Section 3.3(a) of the Agreement.

Exhibit A-4

Expiration Date. “Expiration Date” shall have the meaning specified in Section 9.4 of the Agreement.

Financial Statements. “Financial Statements” shall have the meaning specified in Section 4.4(a) of the Agreement.

FIRPTA Certificate. “FIRPTA Certificate” shall have the meaning specified in Section 7.13 of the Agreement.

GAAP. “GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis across all periods presented.

Governmental Authorization. “Governmental Authorization” shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise delivered by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

(b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any:

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

(d) multinational organization or body; or

(e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, Judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material. “Hazardous Material” shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and “source,” “special nuclear,” and “by-product” material as defined in the Atomic Energy Act of 1954, 42 U.S.C. §§ 2011 et seq.

Key Employees. “Key Employees” shall have the meaning specified in Section 8.2(i)(ii) of the Agreement.

Leased Premises. “Leased Premises” shall have the meaning specified in Section 4.6(d) of the Agreement.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance,

Exhibit A-5

code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Letter of Transmittal. “Letter of Transmittal” shall have the meaning specified in Section 3.3(d) of the Agreement.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Lien. “Lien” shall have the meaning specified in Section 3.1(a) of the Agreement.

Material Consents. “Material Consents” shall have the meaning specified in Section 8.2(c) of the Agreement.

Merger. “Merger” shall have the meaning specified in the first recital of the Agreement.

Merger Sub. “Merger Sub” shall have the meaning specified in the first paragraph of the Agreement.

Moriconi. “Moriconi” shall have the meaning specified in Section 7.10 of the Agreement.

Multiemployer Plan. “Multiemployer Plan” shall have the meaning specified in Section 3.1(a) of the Agreement.

Officer’s Certificate. “Officer’s Certificate” shall have the meaning specified in Section 9.5 of the Agreement.

Order. “Order” shall mean any:

(a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

(b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of the Company shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a) such type of action is recurring in nature, consistent with the Company’s past practices and taken in the ordinary course of the Company’s normal day to day operations;

(b) such action is not required to be authorized by the Company’s shareholders, the Company’s board of directors or any committee of the Company’s board of directors and does not require any other separate or special authorization of any nature; and

Exhibit A-6

Person. “Person” shall mean any individual, Entity or Governmental Body.

Plans. “Plans” shall have the meaning specified in Section 4.16(a) of the Agreement.

Principal Shareholder. “Principal Shareholder” shall have the meaning specified in the first paragraph of the Agreement.

Principal Shareholder Escrow Amount. “Principal Shareholder Escrow Amount” shall have the meaning specified in Section 3.1(a)(xxvii) of the Agreement.

Principal Shareholder Pro Rata Portion. “Principal Shareholder Pro Rata Portion” shall have the meaning specified in Section 3.1(a)(xxviii) of the Agreement.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

Proprietary Asset. “Proprietary Asset” shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right.

Proprietary Information and Inventions Agreement. “Proprietary Information and Inventions Agreement” shall have the meaning specified in Section 4.10(d) of the Agreement.

Pro Rata Portion. “Pro Rata Portion” shall have the meaning specified in Section 3.1(a) of the Agreement.

Related Party. Each of the following shall be deemed to be a “Related Party”:

(a) each individual who is, or who has at any time been, an officer of the Company or a predecessor thereto;

(b) each child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law of each of the individuals referred to in clause “(a)” above, including adoptive relationships;

(c) any Entity (other than the Company) in which any one of the Persons referred to in clauses “(a)” or “(b)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

Representatives. “Representatives” of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party. The Related Parties shall be deemed to be “Representatives” of Company.

Shareholder. “Shareholder” shall mean a shareholder of the Company immediately prior to the Effective Time.

Exhibit A-7

Shareholders’ Agent. “Shareholders’ Agent” shall have the meaning specified in Section 9.8(a) of the Agreement.

Shareholders’ Meeting. “Shareholders’ Meeting” shall have the meaning specified in Section 7.4(a) of the Agreement.

Superior Proposal. “Superior Proposal shall have the meaning specified in Section 10.3(d) of the Agreement.

Surviving Corporation. “Surviving Corporation” shall have the meaning specified in Section 1.1 of the Agreement.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Terminated Employee. “Terminated Employee” shall have the meaning specified in Section 8.2(j) of the Agreement.

Termination Date. “Termination Date” shall have the meaning specified in Section 10.1(b) of the Agreement.

Termination Fee. “Termination Fee” means a fee of $165,000.00, which shall be paid to Acquiror by Company upon the conditions described in Section 10.3(b) of the Agreement.

Third Party. “Third Party” shall have the meaning specified in Section 10.3(d) of the Agreement.

Third Party Expenses. “Third Party Expenses” shall have the meaning specified in Section 10.3(a) of the Agreement.

Total Consideration. “Total Consideration” shall have the meaning specified in Section 3.1(a) of the Agreement.

Total Outstanding Shares. “Total Outstanding Shares” shall have the meaning specified in Section 3.1(a) of the Agreement.

Transactional Agreements. “Transactional Agreements” shall mean:

(a) the Agreement;

Exhibit A-8

(b) the Voting Agreements;

(d) the Certificate of Merger;

(g) the Agreement of Merger;

(h) the Bylaws;

(h) the Letter of Transmittal;

(i) the Proprietary Information and Inventions Agreements; and

(i) the Escrow Agreement.

Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the Merger, and the performance by Company, Acquiror, the shareholders, and the other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall have the meaning specified in Section 4.4(a)(ii) of the Agreement.

Voting Agreement. “Voting Agreement” shall have the meaning specified in Section 7.4(b) of the Agreement.

Voting Shareholders. “Voting Shareholders” shall have the meaning specified in Section 7.4(b) of the Agreement.

Working Capital Spreadsheet. “Working Capital Spreadsheet” shall have the meaning specified in Section 9.11 of the Agreement.

Exhibit A-9

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to this Agreement have been omitted. Such schedules will be submitted to the Securities and Exchange Commission upon request.

Schedule	Name
Schedule 3.1(a)(ii)	Closing Costs
Schedule 3.1(a)(ix)	Company Sales Bonus Amount
Schedule 3.1(a)(xvi)	Company Severance Payments
Schedule 3.1(a)(xxi)	Estimated Third Party Expenses
Schedule 3.1(a)(xxix)	Adjusted Preferred Stock
Company Disclosure Schedule
Schedule 7.4(b)	Voting Shareholders
Schedule 7.16	Form of Spreadsheet
Schedule 8.2(i)(ii)	Key Employees
Schedule 8.2(i)(iii)	Continuing Employees
Schedule 8.2(j)	Terminated Employees
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Employment and Noncompetition Agreement
Exhibit D	Form of Certificate of Merger
Exhibit E	Form of Agreement of Merger
Exhibit F	Form of Bylaws
Exhibit G	Form of Letter of Transmittal
Exhibit H	Financial Statements
Exhibit I	Form of Proprietary Information and Inventions Agreement
Exhibit J	Form of Opinion of Company Counsel
Exhibit K	Form of Escrow Agreement
Exhibit L	Working Capital Spreadsheet